As filed with the Securities and Exchange Commission on February 26, 2004
                                                            File No.
                                                                    ------------
                                                                       811-03488
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
       Pre-Effective Amendment No.                                          [ ]
       Post-Effective Amendment No.                                         [ ]

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
       Amendment No.                                                        [ ]
                        (Check appropriate box or boxes.)
                                ----------------

                   Phoenix Life Variable Accumulation Account
             (fka, Phoenix Home Life Variable Accumulation Account)
                           (Exact Name of Registrant)

                                ----------------

                         Phoenix Life Insurance Company
                (fka, Phoenix Home Life Mutual Insurance Company)
                               (Name of Depositor)

                                ----------------

               One American Row, Hartford, Connecticut 06102-5056
         (Address of Depositor's Principal Executive Offices) (Zip Code)
                                 (800) 447-4312
               (Depositor's Telephone Number, including Area Code)

                                ----------------

                              John R. Flores, Esq.
                         Phoenix Life Insurance Company
                                One American Row
                             Hartford, CT 06102-5056
                     (Name and Address of Agent for Service)

                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                ----------------

Title of Securities Being Registered: Interests in a separate account issued through variable annuity contracts.
================================================================================

                                     PART A

                                   NAME - TBD
                   PHOENIX LIFE VARIABLE ACCUMULATION ACCOUNT

                    ISSUED BY: PHOENIX LIFE INSURANCE COMPANY

PROSPECTUS                                                     SEPTEMBER 1, 2004

    This prospectus describes an individual variable deferred annuity contract with flexible purchase payments. The standard contract is designed to provide you with retirement income in the future and offers many variable and fixed investment options. A variety of optional features gives you the flexibility to add additional benefits to the standard contract. There may be a cost associated with some of the optional features. See "Summary of Expenses" and "Optional Features" for more information. The variable investment options are as follows:

THE PHOENIX EDGE SERIES FUND
----------------------------
   [diamond]   Phoenix-Aberdeen International Series
   [diamond]   Phoenix-AIM Mid-Cap Equity Series
   [diamond]   Phoenix-Alliance/Bernstein Enhanced Index Series
   [diamond]   Phoenix-Alliance/Bernstein Growth + Value Series
   [diamond]   Phoenix-Duff & Phelps Real Estate Securities Series
   [diamond]   Phoenix-Engemann Capital Growth Series
   [diamond]   Phoenix-Engemann Small & Mid-Cap Growth Series
   [diamond]   Phoenix-Goodwin Money Market Series
   [diamond]   Phoenix-Goodwin Multi-Sector Fixed Income Series
   [diamond]   Phoenix-Goodwin Multi-Sector Short Term Bond Series
   [diamond]   Phoenix-Kayne Rising Dividends Series
   [diamond]   Phoenix-Kayne Small-Cap Quality Value Series
   [diamond]   Phoenix-Lazard International Equity Select Series
   [diamond]   Phoenix-Lazard Small-Cap Value Series
   [diamond]   Phoenix-Lazard U.S. Multi-Cap Series
   [diamond]   Phoenix-Lord Abbett Bond-Debenture Series
   [diamond]   Phoenix-Lord Abbett Large-Cap Value Series
   [diamond]   Phoenix-Lord Abbett Mid-Cap Value Series
   [diamond]   Phoenix-MFS Investors Growth Stock Series
   [diamond]   Phoenix-MFS Investors Trust Series
   [diamond]   Phoenix-MFS Value Series
   [diamond]   Phoenix-Northern Dow 30 Series
   [diamond]   Phoenix-Northern Nasdaq-100 Index(R) Series
   [diamond]   Phoenix-Oakhurst Growth and Income Series
   [diamond]   Phoenix-Oakhurst Strategic Allocation Series
   [diamond]   Phoenix-Oakhurst Value Equity Series
   [diamond]   Phoenix-Sanford Bernstein Global Value Series
   [diamond]   Phoenix-Sanford Bernstein Mid-Cap Value Series
   [diamond]   Phoenix-Sanford Bernstein Small-Cap Value Series
   [diamond]   Phoenix-Seneca Mid-Cap Growth Series
   [diamond]   Phoenix-Seneca Strategic Theme Series
   [diamond]   Phoenix-State Street Research Small-Cap Growth Series

AIM VARIABLE INSURANCE FUNDS - SERIES I SHARES
----------------------------------------------
   [diamond]   AIM V.I. Capital Appreciation Fund
   [diamond]   AIM V.I. Premier Equity Fund

THE ALGER AMERICAN FUND - CLASS O SHARES
----------------------------------------
   [diamond]   Alger American Leveraged AllCap Portfolio

FEDERATED INSURANCE SERIES
--------------------------
   [diamond]   Federated Fund for U.S. Government Securities II
   [diamond]   Federated High Income Bond Fund II - Primary Shares

FIDELITY(R) VARIABLE INSURANCE PRODUCTS - SERVICE CLASS
-------------------------------------------------------
   [diamond]   VIP Contrafund(R) Portfolio
   [diamond]   VIP Growth Opportunities Portfolio
   [diamond]   VIP Growth Portfolio

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - CLASS 2
--------------------------------------------------------------
   [diamond]   Mutual Shares Securities Fund
   [diamond]   Templeton Foreign Securities Fund
   [diamond]   Templeton Growth Securities Fund

THE RYDEX VARIABLE TRUST
------------------------
   [diamond]   Rydex Variable Trust Juno Fund
   [diamond]   Rydex Variable Trust Nova Fund
   [diamond]   Rydex Variable Trust Sector Rotation Fund

SCUDDER INVESTMENT VIT FUNDS - CLASS A
--------------------------------------
   [diamond]   Scudder VIT EAFE(R) Equity Index Fund
   [diamond]   Scudder VIT Equity 500 Index Fund

THE UNIVERSAL INSTITUTIONAL FUNDS, INC. - CLASS I SHARES
--------------------------------------------------------
   [diamond]   Technology Portfolio

WANGER ADVISORS TRUST
---------------------
   [diamond]   Wanger Foreign Forty
   [diamond]   Wanger International Small Cap
   [diamond]   Wanger Twenty
   [diamond]   Wanger U.S. Smaller Companies

    The contract is not a deposit or obligation of, underwritten or guaranteed by, any financial institution, credit union or affiliate. It is not federally insured by the Federal Deposit Insurance Corporation or any other state or federal agency. Contract investments are subject to risk, including the fluctuation of contract values and possible loss of principal.

    The Securities & Exchange Commission ("SEC") has not approved or disapproved these securities, nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    It may not be in your best interest to purchase a contract to replace an existing annuity contract or life insurance policy. You must understand the basic features of the proposed contract and your existing coverage before you decide to replace your present coverage. You must also know if the replacement will result in any tax liability.

    This prospectus provides important information that a prospective investor ought to know before investing. This prospectus should be kept for future reference. A Statement of Additional Information ("SAI") dated September 1, 2004, has been filed with the SEC and is available free of charge by contacting us at the address or phone number listed below. A table of contents for the SAI appears on the last page of this prospectus.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:    [envelope]  PHOENIX LIFE INSURANCE COMPANY
                                                          Annuity Operations Division
                                                          PO Box 8027
                                                          Boston, MA 02266-8027
                                              [telephone] TEL. 800/541-0171

OVERVIEW
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
STANDARD CONTRACT
--------------------------------------- -------------------------- -------------------------- --------------------------
LENGTH OF WITHDRAWAL CHARGE SCHEDULE
(MUST SELECT ONE)                                7-Year                     5-Year                     3-Year
--------------------------------------- --------------------------------------------------------------------------------
STANDARD FREE WITHDRAWALS               10% free withdrawal of purchase payments is available per contract year
--------------------------------------- --------------------------------------------------------------------------------
STANDARD DEATH BENEFIT GUARANTEE -      Equal to the greater of 100% of purchase payments less any adjusted
RETURN OF PURCHASE PAYMENTS             withdrawals or the contract value on the claim date
--------------------------------------- --------------------------------------------------------------------------------
WITHDRAWAL CHARGE WAIVER                Provides for waiver of withdrawal charges if the owner qualifies under nursing home or terminal illness provisions
------------------------------------------------------------------------------------------------------------------------

                                                   OPTIONAL BENEFITS
------------------------------------------------------------------------------------------------------------------------
DEATH BENEFIT GUARANTEES
------------------------------------------------------------------------------------------------------------------------
ANNUAL STEP-UP                          Equal to the greater of the sum of all purchase payments less any adjusted withdrawals, the annual step-up amount or the contract value on the claim date
--------------------------------------- --------------------------------------------------------------------------------
ANNUAL ROLL-UP                          Equal to the greater of the sum of all purchase payments less any adjusted withdrawals, the annual roll-up amount or the contract value on the claim date
--------------------------------------- --------------------------------------------------------------------------------
COMBINATION ANNUAL STEP-UP AND          Equal to the greater of the sum of all purchase payments less any adjusted
ANNUAL ROLL-UP                          withdrawals, the annual step-up amount, the annual roll-up amount or the contract value on the claim date
--------------------------------------- --------------------------------------------------------------------------------
RELIEF AMOUNT                           Equal to the greater of the sum of all purchase payments less any adjusted withdrawals or the contract value plus the relief amount
--------------------------------------- --------------------------------------------------------------------------------
ANNUAL STEP-UP WITH STEP-UP             Equal to the sum of the contract value on the claim date, the annual step-up
RELIEF AMOUNT                           amount minus the contract value on the claim date and the annual step-up relief amount
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
PURCHASE PAYMENT CREDIT (applied to
purchase payments paid during the               3% credit                  4% credit                  5% credit
first contract year)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                        Maximum of 10% free withdrawal per year and if not used, can accumulate to a maximum 30%; or earnings
ENHANCED FREE WITHDRAWALS               --------------------------------------------------------------------------------
                                        Maximum of 15% free withdrawal per year and if not used, can accumulate to a maximum 30%; or earnings
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT       Provides guaranteed minimum monthly fixed
(GMIB)                                  annuity payments
------------------------------------------------------------------------------------------------------------------------

    Availability of all benefits, programs and investment options is subject to state insurance department approval. Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the contract may need to be approved by contract owners and state insurance departments. A change in the contract that necessitates a corresponding change in the prospectus or the SAI must be filed with the SEC. You may allocate purchase payments and contract value to one or more of the subaccounts of the Phoenix Life Accumulation Account ("Separate Account"), the Market Value Adjusted Guaranteed Interest Account ("MVA") and the Guaranteed Interest Account ("GIA").

                       TABLE OF CONTENTS

Heading                                                     Page
----------------------------------------------------------------

SUMMARY OF EXPENSES.......................................    4
FINANCIAL HIGHLIGHTS......................................    8
PERFORMANCE HISTORY.......................................    8
PHOENIX AND THE SEPARATE ACCOUNT .........................    8
THE VARIABLE ACCUMULATION ANNUITY.........................    8
   Valuation Date.........................................    8
   Valuation Period.......................................    9
   Accumulation Units.....................................    9
   Accumulation Unit Value................................    9
   Net Investment Factor..................................    9
CONTRACT INFORMATION......................................    9
   General Information....................................    9
   Free Look Period.......................................   10
   Ownership of the Contract..............................   10
   Assignment.............................................   10
   Contract Termination...................................   10
INVESTMENT OPTIONS .......................................   10
   Variable...............................................   10
   Fixed..................................................   11
   Transfers..............................................   11
WITHDRAWALS...............................................   12
   Withdrawal Charge Waiver Benefit.......................   12
DEATH BENEFIT.............................................   13
   Payment Upon Death Before Maturity Date ...............   13
   Payment Upon Death After Maturity Date.................   13
   Payment Deferral.......................................   13
DESCRIPTION OF FEES.......................................   14
   Tax....................................................   14
   Mortality and Expense Risk Fee.........................   14
   Daily Administrative Fee...............................   14
   Withdrawal Charges.....................................   14
   Reduced Fees, Credits and Excess Interest..............   15
   Market Value Adjustment................................   15
   Other Fees.............................................   15
OPTIONAL FEATURES.........................................   15
   Optional Programs......................................   15
   Optional Benefits......................................   16
ANNUITIZATION.............................................   20
   Annuity Payments.......................................   20
   Annuity Payment Options ...............................   21
   Other Options and Rates................................   21
   Other Conditions.......................................   22
FEDERAL INCOME TAXES......................................   22
   Introduction...........................................   22
   Income Tax Status......................................   23
   Taxation of Annuities in General--Nonqualified Plans...   23
   Additional Considerations..............................   24
   Owner Control..........................................   25
   Diversification Standards .............................   25
   Taxation of Annuities in General--Qualified Plans......   26
   Seek Tax Advice........................................   29
SALES OF VARIABLE ACCUMULATION CONTRACTS..................   29
STATE REGULATION..........................................   29
REPORTS...................................................   29
VOTING RIGHTS.............................................   29
TEXAS OPTIONAL RETIREMENT PROGRAM.........................   30
LEGAL MATTERS.............................................   30
SAI  .....................................................   30
APPENDIX A--INVESTMENT OPTIONS.............................  A-1
APPENDIX B--GLOSSARY OF SPECIAL TERMS......................  B-1
APPENDIX C--DEDUCTIONS FOR TAXES...........................  C-1

SUMMARY OF EXPENSES
--------------------------------------------------------------------------------

These tables describe the fees and expenses that you will pay at the time that you withdraw value, surrender the contract or transfer value between the subaccounts. Taxes from the purchase payments may also be deducted.

WITHDRAWAL CHARGE                                     7-YEAR                          5-YEAR                         3-YEAR
------------------------------------------------------------------------------------------------------------------------------------
 (as a percentage of amount withdrawn)       Age of purchase payments        Age of purchase payments       Age of purchase payments
                                                in complete years:              in complete years:             in complete years:
                                                   0 years - 8%                    0 years - 7%                   0 years - 8%
                                                   1 year  - 7%                    1 year  - 7%                   1 year  - 7%
                                                   2 years - 7%                    2 years - 7%                   2 years - 6%
                                                   3 years - 6%                    3 years - 6%                  3+ years - 0%
                                                   4 years - 5%                    4 years - 5%
                                                   5 years - 3%                   5+ years - 0%
                                                   6 years - 1%
                                                  7+ years - 0%
------------------------------------------------------------------------------------------------------------------------------------
TRANSFER FEE
------------------------------------------------------------------------------------------------------------------------------------
                                          Currently none. Phoenix reserves the right to charge a fee of up to $20 per transfer after the first 12 transfers in each contract year.
------------------------------------------------------------------------------------------------------------------------------------

These tables describe the fees and expenses that you will pay periodically during the time that you own the contract, not including annual fund fees and expenses.

ANNUAL CONTRACT FEE
------------------------------------------------------------------------------------------------------------------------------------
   Maximum                                                                            None
------------------------------------------------------------------------------------------------------------------------------------
ANNUAL SEPARATE ACCOUNT EXPENSES (as a percentage of average separate account value)
------------------------------------------------------------------------------------------------------------------------------------
   Mortality & Expense Risk Fee                       1.075%                         1.325%                          1.525%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   Daily Administrative Fee                           0.125%                         0.125%                          0.125%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
  Total Annual Separate Account Expenses              1.200%                         1.450%                          1.650%
------------------------------------------------------------------------------------------------------------------------------------

                                           CONTRACT FEES FOR OPTIONAL BENEFITS (Annualized)
DEATH BENEFIT GUARANTEES(1) (as a percentage of current death benefit amount)
------------------------------------------------------------------------------------------------------------------------------------
   Annual Step-up                                     0.20%                           0.20%                          0.20%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   Annual Roll-up                                     0.30%                           0.30%                          0.30%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   Combination Annual Step-up and
   Annual Roll-up                                     0.40%                           0.40%                          0.40%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   Relief Amount                                      0.30%                           0.30%                          0.30%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   Annual Step-up with Step-up Relief
   Amount                                             0.60%                           0.60%                          0.60%
------------------------------------------------------------------------------------------------------------------------------------
PURCHASE PAYMENT CREDIT(2) (as a percentage of contract value)
------------------------------------------------------------------------------------------------------------------------------------
   3% Credit                                   0.55% (for 5 years)             0.55% (for 5 years)                    N/A
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   4% Credit                                   0.60% (for 7 years)                     N/A                            N/A
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   5% Credit                                   0.65% (for 7 years)                     N/A                            N/A
------------------------------------------------------------------------------------------------------------------------------------
ENHANCED FREE WITHDRAWALS(2) (as a percentage of contract value)
------------------------------------------------------------------------------------------------------------------------------------
   10%, 30% Cumulative; or Earnings                   0.05%                           0.05%                          0.05%
----------------------------------------- ------------------------------- ------------------------------ ---------------------------
   15%, 30% Cumulative; or Earnings                   0.15%                           0.15%                          0.15%
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT (GMIB) (as a percentage of the guaranteed annuitization value)
------------------------------------------------------------------------------------------------------------------------------------
                                                      0.60%                           0.60%                          0.60%
------------------------------------------------------------------------------------------------------------------------------------

(1) The fee for a Death Benefit Guarantee is based on the current death benefit and deducted from the contract value.
(2) You may choose the Purchase Payment Credit Benefit or Enhanced Free Withdrawal Benefit, but not both benefits. The Purchase Payment Credit Benefit is applied to purchase payments paid during the first contract year.

This table shows the minimum and maximum total operating expenses for the year ended 12/31/03, charged by the fund companies that you may pay periodically during the time that you own the contract. More detail concerning the funds' fees and total and net fund operating expenses can be found after the Expense Examples and are contained in the fund prospectuses.

ANNUAL FUND OPERATING EXPENSES                                   MINIMUM                                    MAXIMUM
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses
(expenses that are deducted from the fund
assets include management fees, 12b-1 fees
and other expenses)                                               X.XX%                                     XX.XX%
------------------------------------------------------------------------------------------------------------------------------------

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses and the maximum fund fees and expenses that were charged for the year ended 12/31/03.

Your actual costs may be higher or lower. However, the examples in the chart below are based on the following assumptions:

o  that you invest $10,000 in the contract for the periods indicated
o  your investment has a 5% return each year
o  the maximum fees and expenses of any of the funds (___.__%)
o  Mortality and Expense Fee (1.325%)
o  Daily Administrative Fee (.125%)
o  Annual Step-up with Step-up Relief Amount (0.60%)
o  3% Purchase Payment Credit Benefit(0.55%)
o  GMIB (0.60%)

EXPENSE EXAMPLES

------------------------------------------------------------------------------------------------------------------------------------
If you surrender your contract at the end of the applicable time period, your maximum costs would be:
------------------------------------------------------------------------------------------------------------------------------------
              1 Year                            3 Years                           5 Years                          10 Years
----------------------------------- --------------------------------- -------------------------------- -----------------------------
              $XXX                              $X,XXX                            $X,XXX                           $X,XXX
------------------------------------------------------------------------------------------------------------------------------------
If you annuitize your contract at the end of the applicable time period, your maximum costs would be:
------------------------------------------------------------------------------------------------------------------------------------
              1 Year                            3 Years                           5 Years                          10 Years
----------------------------------- --------------------------------- -------------------------------- -----------------------------
              $XXX                              $X,XXX                            $X,XXX                           $X,XXX
------------------------------------------------------------------------------------------------------------------------------------
If you do not surrender or annuitize your contract at the end of the applicable time period, your maximum costs would be:
------------------------------------------------------------------------------------------------------------------------------------
              1 Year                            3 Years                           5 Years                          10 Years
----------------------------------- --------------------------------- -------------------------------- -----------------------------
              $XXX                              $X,XXX                            $X,XXX                           $X,XXX
------------------------------------------------------------------------------------------------------------------------------------

ANNUAL FUND EXPENSES (as a percentage of fund average net assets for the year ended 12/31/03)

-----------------------------------------------------------------------------------------------------------------------------------
                                                           Investment        Rule
                                                           Management       12b-1       Other Operating       Total Annual Fund
                        Series                                Fee            Fees          Expenses               Expenses
-----------------------------------------------------------------------------------------------------------------------------------
THE PHOENIX EDGE SERIES FUND
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International                                0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity                                    0.85%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index                     0.45%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value                     0.85%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities                  0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth                               0.65%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth                       0.90%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market                                  0.40%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income                     0.50%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond                  0.50%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends                                0.70%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value                         0.90%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select                    0.90%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value                                0.90%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap                                 0.80%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture                            0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value                           0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value                             0.85%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock                            0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust                                   0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value                                             0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30                                       0.35%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)                          0.35%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income                            0.70%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation                         0.58%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity                                 0.70%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value                        0.90%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value                       1.05%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value                     1.05%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth                                 0.80%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme                                0.75%          N/A
-----------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth                0.85%          N/A
-----------------------------------------------------------------------------------------------------------------------------------

 (NOTE: Each or all of the voluntary expense reimbursements and waivers noted in the chart above may be changed or eliminated at any time without notice.)

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Rule                                                Net Annual Fund
                                                   Investment   12b-1 or    Other                                    Expenses After
                                                   Management   Service   Operating   Total Annual   Reimbursements  Reimbursements
                   Series                            Fee         Fees     Expenses    Fund Expenses    & Waivers       & Waivers
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS - SERIES I SHARES
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                    0.61%       N/A
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                          0.61%       N/A
------------------------------------------------------------------------------------------------------------------------------------
THE ALGER AMERICAN FUND - CLASS O SHARES
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio             0.85%       N/A
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II      0.60%       0.25%
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II - Primary          0.60%       0.25%
Shares
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VARIABLE INSURANCE PRODUCTS - SERVICE CLASS
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                           0.58%       0.10%
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                    0.58%       0.10%
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                  0.58%       0.10%
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - CLASS 2
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                         0.60%       0.25%
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                     0.70%       0.25%
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                      0.81%       0.25%
------------------------------------------------------------------------------------------------------------------------------------
THE RYDEX VARIABLE TRUST FUND
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund                        0.90%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund                        0.75%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund             0.90%       N/A
------------------------------------------------------------------------------------------------------------------------------------
SCUDDER INVESTMENT VIT FUNDS - CLASS A
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                 0.45%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                     0.20%       N/A
------------------------------------------------------------------------------------------------------------------------------------
THE UNIVERSAL INSTITUTIONAL FUNDS, INC. - CLASS I SHARES
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                                  0.80%       N/A
------------------------------------------------------------------------------------------------------------------------------------
WANGER ADVISORS TRUST
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                  1.00%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small Cap                        1.24%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                         0.95%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                         0.94%       N/A
------------------------------------------------------------------------------------------------------------------------------------

 (NOTE: Each or all of the voluntary expense reimbursements and waivers noted in the chart above may be changed or eliminated at any time without notice.)

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
    Financial highlights give the historical value for a single unit of each of the available subaccounts and the number of units outstanding at the end of each of the past ten years, or since the subaccount began operations, if less. The subaccounts of this contract commenced operations as of the date of this prospectus. Therefore, financial highlight information is not yet available. More information is in the SAI and in the annual report. You may obtain a copy of the SAI by calling the Annuity Operations Division at 800/541-0171.

PERFORMANCE HISTORY
--------------------------------------------------------------------------------
    We may include the performance history of the subaccounts in advertisements, sales literature or reports. Performance information about each subaccount is based on past performance only and is not an indication of future performance. Historical returns are usually calculated for one year, five years and ten years. If the subaccount has not been in existence for at least one year, returns are calculated from inception of the subaccount. Total return is measured by comparing the value of a hypothetical $1,000 investment in the subaccount at the beginning of the relevant period to the value of the investment at the end of the period, assuming the reinvestment of all distributions at net asset value. The return is computed net of investment management fees, daily administrative fees, annual contract fees, mortality and expense risk fees, and withdrawal charges deducted from redemptions after one year and five years. See the SAI for more information.

PHOENIX AND THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------
    On June 25, 2001, Phoenix Home Life Mutual Insurance Company (a New York mutual life insurance company, originally chartered in Connecticut in 1851 and redomiciled to New York in 1992) converted to a stock life insurance company by "demutualizing" pursuant to a plan of reorganization approved by the New York Superintendent of Insurance and changed its name to Phoenix Life Insurance Company ("Phoenix"). As part of the demutualization, Phoenix became a wholly owned subsidiary of The Phoenix Companies, Inc., a newly formed, publicly traded Delaware corporation.

    Our executive office is located at One American Row, Hartford, Connecticut 06102-5056 and our main administrative office is located at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083-1900. Our New York principal office is at 10 Krey Boulevard, East Greenbush, New York 12144. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers.

    On June 21, 1982, we established the Account, a separate account created under the insurance laws of Connecticut. The Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") and it meets the definition of a "separate account" under the 1940 Act. Registration under the 1940 Act does not involve supervision by the SEC of the management or investment practices or policies of the Account or of Phoenix.

    On July 1, 1992, the Account's domicile was transferred to New York. Under New York law and the contracts, all income, gains or losses of the Account must be credited to or charged against the amounts placed in the Account without regard to the other income, gains or losses of Phoenix. The assets of the Account may not be used to pay liabilities arising out of any other business that Phoenix may conduct. Obligations under the contracts are obligations of Phoenix Life Insurance Company.

    The General Account supports all insurance and annuity obligations of Phoenix and is made up of all of its general assets other than those allocated to any separate account such as the Account.

THE VARIABLE ACCUMULATION ANNUITY
--------------------------------------------------------------------------------
    The individual variable deferred annuity contract with flexible purchase payments (the "contract") issued by Phoenix is significantly different from a fixed annuity contract in that, unless the GIA is selected, it is the owner under a contract who bears the risk of investment gain or loss rather than Phoenix. To the extent that purchase payments are not allocated to the GIA or MVA, the amounts that will be available for annuity payments under a contract will depend on the investment performance of the amounts allocated to the subaccounts. Upon the maturity of a contract, the amounts invested in the Separate Account will remain in the Separate Account and monthly annuity payments will vary with investment experience. If a fixed payment annuity is elected, the amounts will be withdrawn from the Separate Account, GIA or MVA and deposited in our general account and Phoenix will guarantee specified monthly annuity payments.

    You select the investment objective of your contract on a continuing basis by directing the allocation of purchase payments and the reallocation of the contract value among the subaccounts, GIA or MVA.

VALUATION DATE
    A valuation date is every day the New York Stock Exchange ("NYSE") is open for trading and Phoenix is open for business. However, transaction processing may be postponed for the following reasons:

1.  the NYSE is closed or may have closed early;

2.  the SEC has determined that a state of emergency exists; or

3. on days when a certain market is closed (e.g., the U.S. Government bond market is closed on Columbus Day and Veteran's Day).

    The NYSE Board of Directors reserves the right to change the NYSE schedule as conditions warrant. On each valuation date, the value of the Separate Account is determined at the close of the NYSE (usually 4:00 p.m. eastern time). The NYSE is scheduled to be closed on the following days:

--------------------------------------------------------
New Year's Day                     Independence Day
--------------------------------------------------------
Martin Luther King, Jr. Day        Labor Day
--------------------------------------------------------
Washington's Birthday              Thanksgiving Day
--------------------------------------------------------
Good Friday                        Christmas Day
--------------------------------------------------------
Memorial Day
--------------------------------------------------------

VALUATION PERIOD
    The valuation period is that period in days beginning with the day following the last Valuation Date and ending on the next succeeding Valuation Date.

ACCUMULATION UNITS
    Your initial purchase payment will be applied within two days of receipt at our Annuity Operations Division if the application or order form for a contract is complete. If an incomplete application or order form is completed within five business days of receipt by our Annuity Operations Division, your purchase payment will be applied within two days. If our Annuity Operations Division does not accept the application or order form within five business days of receipt by our Annuity Operations Division, then your purchase payment will be immediately returned unless you request us to hold it while the application or order form is completed. Additional purchase payments allocated to the GIA or MVA are deposited on the date of receipt of the purchase payment by our Annuity Operations Division. Additional purchase payments allocated to subaccounts are used to purchase accumulation units of the subaccount(s), at the value of such units next determined after receipt of the purchase payment by our Annuity Operations Division. The number of accumulation units of a subaccount purchased with a specific purchase payment will be determined by dividing the purchase payment by the value of an accumulation unit in that subaccount next determined after receipt of the purchase payment. The value of the accumulation units of a subaccount will vary depending upon the investment performance of the applicable series of the funds, the expenses charged against the fund and the fees and deductions made against the subaccount.

ACCUMULATION UNIT VALUE
    The value of one accumulation unit was set on the date assets were first allocated to a subaccount. The value of one accumulation unit on any subsequent valuation date is determined by multiplying the immediately preceding accumulation unit value by the applicable net investment factor for the valuation period ending on such valuation date. After the first valuation period, the accumulation unit value reflects the cumulative investment experience of that subaccount.

    On any date before the maturity date of the contract, the total value of the accumulation units in a subaccount can be computed by multiplying the number of such units by the value of an accumulation unit on that date. The value of an accumulation unit on a day other than a valuation date is the value of the accumulation unit on the next valuation date. The number of accumulation units credited to you in each subaccount and their current value will be reported to you at least annually.

NET INVESTMENT FACTOR
    The net investment factor for any valuation period is equal to 1.000 plus the applicable net investment rate for such valuation period. A net investment factor may be more or less than 1.000 depending on whether the assets gained or lost value that day. To determine the net investment rate for any valuation period for the funds allocated to each subaccount, the following steps are taken: (a) the aggregate accrued investment income and capital gains and losses, whether realized or unrealized, of the subaccount for such valuation period is computed, (b) the amount in (a) is then adjusted by the sum of the fees and credits for any applicable taxes and the deductions at the beginning of the valuation period for mortality and expense risk fees and daily administration fee, and (c) the results of (a) as adjusted by (b) are divided by the aggregate unit values in the subaccount at the beginning of the valuation period.

CONTRACT INFORMATION
--------------------------------------------------------------------------------
GENERAL INFORMATION
    Generally, we require minimum initial purchase payments of:

[diamond]   Nonqualified plans--$10,000

[diamond]   Qualified plans--$2,000

    Subsequent purchase payments are permitted subject to the following minimums:

[diamond]   Nonqualified plans--$500

[diamond]   Qualified plans--$500

[diamond]   Bank draft program--$500

    You may authorize your bank to draw $500 or more from your personal checking account. The amount you designate will be automatically invested on the date the bank draws on your account.

    A contract may not be purchased for a proposed owner or annuitant who is 91 years of age or older. Total purchase payments in excess of $1,000,000 cannot be made without our permission. While the owner is living and the contract is in force, purchase payments may be made anytime before the maturity date of a contract.

    Purchase payments received under the contract will be allocated in any combination to any subaccount, GIA or MVA in the proportion you elect or as otherwise changed by you from time to time. Changes in the allocation of purchase payments will be effective as of receipt by our Annuity Operations Division of notice of election in a form satisfactory to us (either in writing or by telephone) and will apply to any purchase payments accompanying such notice or made subsequent to the receipt of the notice, unless otherwise requested by you.

    In certain circumstances we may reduce the minimum initial or subsequent purchase payment amount we accept for a contract. Factors in determining qualifications for any such reduction include:

(1) the make-up and size of the prospective group;
(2) the method and frequency of purchase payments; and
(3) the amount of compensation to be paid to registered representatives on each purchase payment.

    Any reduction will not unfairly discriminate against any person. We will make any such reduction according to our own rules in effect at the time the purchase payment is received. We reserve the right to change these rules from time to time.

FREE LOOK PERIOD
    We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within 10 days after you receive it and receive in cash the adjusted contract value less any fees. (A longer Free Look Period may be required by your state.) You may receive more or less than the initial purchase payment depending on investment experience within the subaccounts during the Free Look Period. If a portion or all of your initial purchase payment has been allocated to the GIA, we also will refund any earned interest. If a portion or all of your initial purchase payment has been allocated to the MVA, we will apply the market value adjustment that can increase or decrease your initial purchase payment. If applicable state law requires, we will return the full amount of any purchase payments we received.

    During periods of extreme market volatility, we reserve the right to make the temporary money market allocation amendment available. We will generally allocate the purchase payment, less applicable fees, according to your instructions when we receive your completed application. We may issue some contracts with a temporary money market allocation amendment. Under this amendment, we allocate the net purchase payment and the net of the other purchase payments paid during your Free Look Period to the Phoenix-Goodwin Money Market subaccount. When your Free Look Period expires, we allocate the contract value among the subaccounts, the GIA and/or MVA according to your instructions. We may use the temporary money market allocation amendment depending on the state of issue and under certain other circumstances.

OWNERSHIP OF THE CONTRACT
    Ordinarily, the purchaser of a contract is both the owner and the annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.

ASSIGNMENT
    Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. A written notice of such assignment must be filed with our Annuity Operations Division before it will be honored. We are not responsible for the validity of any assignment.

    In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

CONTRACT TERMINATION
    The contract will terminate without value, if on any valuation date the contract value is zero. Phoenix will notify you in writing that the contract has terminated.

INVESTMENT OPTIONS
--------------------------------------------------------------------------------
VARIABLE
PARTICIPATING INVESTMENT FUNDS
[diamond]   The Phoenix Edge Series Fund
[diamond]   AIM Variable Insurance Funds
[diamond]   The Alger American Fund
[diamond]   Federated Insurance Series
[diamond]   Fidelity(R) Variable Insurance Products
[diamond]   Franklin Templeton Variable Insurance Products Trust
[diamond]   The Rydex Variable Trust
[diamond]   Scudder Investment VIT Funds
[diamond]   The Universal Institutional Funds, Inc.
[diamond]   Wanger Advisors Trust

     For additional information concerning the available investment options, please see Appendix A.

    Each investment option is subject to market fluctuations and the risks that come with the ownership of any security, and there can be no assurance that any series will achieve its stated investment objective.

    For additional information concerning the funds, please see the appropriate fund prospectuses, which should be read carefully before investing. Copies of the fund prospectuses may be obtained by writing to our Annuity Operations Division or calling us at the address or telephone number provided on the first page of this prospectus.

    The shares of the funds are not directly offered to the public. Shares of the funds are currently offered through separate accounts to fund variable accumulation annuity contracts and variable universal life insurance policies issued by Phoenix, PHL Variable Insurance Company and Phoenix Life and Annuity Company ("PLAC"). Shares of the funds may be offered to separate accounts of other insurance companies.

    The interests of variable annuity contract owners and variable life policy owners could diverge based on differences in federal and state regulatory requirements, tax laws, investment management or other unanticipated developments.

Currently, we do not foresee any such differences or disadvantages at this time. However, we intend to monitor for any material conflicts and will determine what action, if any, should be taken in response to such conflicts. If such a conflict were to occur, one or more separate accounts might be required to withdraw its investments in the fund or shares of another fund may be substituted.

SUBSTITUTION OF FUND SHARES
    If, in the judgment of Phoenix's management, one or more of the funds becomes unsuitable for investment by contract owners, we reserve the right to substitute accumulation units of another subaccount for accumulation units already purchased or to be purchased in the future by purchase payments under this contract. Any substitution will be subject to approval by the SEC, if required, and where required, one or more state insurance departments.

INVESTMENT ADVISORS AND SUBADVISORS
    For a complete list of advisors and subadvisors, please see Appendix A.

SERVICES OF THE ADVISORS
    The advisors and subadvisors continually furnish an investment program for each series and manage the investment and reinvestment of the assets of each series subject at all times to the authority and supervision of the trustees. A detailed discussion of the investment advisors and subadvisors, and the investment advisory and subadvisory agreements, is contained in the fund prospectuses.

SERVICING AGENT
    The Phoenix Edge Series Fund reimburses Phoenix Life Insurance Company for various shareholder services provided by the Variable Product Operations area. The functions performed include investor inquiry support, shareholder trading, confirmation of investment activity, quarterly statement processing and Web/Interactive Voice Response trading. The annual rate of reimbursement for 2004 is 0.08% of the fund's average daily net assets. For the year ended December 31, 2003 the total administrative service fee paid by the fund was $1.8 million.

FIXED
GUARANTEED INTEREST ACCOUNT (GIA)
    In addition to the Separate Account, you may allocate purchase payments or transfer values to the GIA. Amounts you allocate or transfer to the GIA become part of our general account assets. You do not share in the investment experience of those assets. Rather, we guarantee a minimum rate of return on the allocated amount, as provided under the terms of your contract. Although we are not obligated to credit interest at a higher rate than the minimum, we will credit any excess interest as determined by us based on expected investment yield information.

    Allocations to the GIA will be subject to a Maximum GIA Percentage as specified in your contract that restricts investments in the GIA. No more than the Maximum GIA Percentage of each purchase payment may be allocated to the GIA. We will not allow transfers into the GIA that would result in total GIA investments exceeding the Maximum GIA Percentage of contract value. These restrictions are subject to state insurance department approval.

    We reserve the right to limit total deposits to the GIA, including transfers, to no more than $250,000 during any one-week period per contract. We reserve the right to further restrict the allocation of purchase payments to the GIA. These restrictions may be imposed at our discretion when economic conditions are such that we are crediting interest at the minimum guaranteed rates as required by applicable state law.

    In general, you may make only one transfer per year from the GIA. The amount that can be transferred out is limited to the greater of $1,000 or 25% of the value in the GIA as of the date of the transfer. Also, the total value allocated to the GIA may be transferred out to one or more of the subaccounts over a consecutive 4-year period according to the following schedule:

[diamond]   Year One:       25% of the total GIA value
[diamond]   Year Two:       33% of remaining GIA value
[diamond]   Year Three:     50% of remaining GIA value
[diamond]   Year Four:      100% of remaining GIA value

    Transfers from the GIA may also be subject to other rules as described throughout this prospectus.

    Because of exemptive and exclusionary provisions, we have not registered interests in our general account under the Securities Act of 1933. Also, we have not registered our general account as an investment company under the 1940 Act, as amended. Therefore, neither the general account nor any of its interests are subject to these Acts, and the SEC has not reviewed the general account disclosures. These disclosures may, however, be subject to certain provisions of the federal securities law regarding accuracy and completeness of statements made in this prospectus.

MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT (MVA)
    The MVA is an account that pays interest at a guaranteed rate if amounts allocated to the MVA are held to the end of the guarantee period. If amounts are withdrawn, transferred or applied to an annuity payment option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Separate Account or to Phoenix's general account. The availability of the MVA is subject to state approval. The MVA is more fully described in a separate prospectus that should be read carefully before investing.

TRANSFERS
    Prior to the maturity date, you may elect to transfer all or any part of the contract value among one or more subaccounts, the GIA (subject to the GIA restrictions) or MVA. A transfer from a subaccount will result in the redemption of accumulation units and, if another subaccount is selected, in the purchase of accumulation units. The exchange will be based on the values of the accumulation units next determined after the receipt by our Annuity Operations

Division of written notice of election in a form satisfactory to us. A transfer among subaccounts, the GIA or MVA does notautomatically change the purchase payment allocation schedule of your contract.

    You may also request transfers and changes in purchase payment allocations among available subaccounts, the GIA or MVA by calling us at 800/541-0171 between the hours of 8:30 a.m. and 4:00 p.m. Eastern Time on any valuation date. Unless you elect in writing not to authorize telephone transfers or allocation changes, telephone transfer orders and allocation changes will also be accepted on your behalf from your registered representative. We will employ reasonable procedures to confirm that telephone instructions are genuine. We will require verification of account information and will record telephone instructions on tape. All telephone transfers and allocation changes will be confirmed in writing to you. To the extent that procedures reasonably designed to prevent unauthorized transfers are not followed, we may be liable for following telephone instructions for transfers that prove to be fraudulent. However, you will bear the risk of loss resulting from instructions entered by an unauthorized third party we reasonably believe to be genuine. These telephone exchange and allocation change privileges may be modified or terminated at any time. In particular, during times of extreme market volatility, telephone privileges may be difficult to exercise. In such cases you should submit written instructions.

    This product is not suitable for market timers. Excessive trading and market timing can hurt fund performance and therefore be detrimental to all contract owners. We will discourage any investor we detect or have reason to believe is engaging in excessive trading or market timing through this product. We reserve the right, in our sole and absolute discretion, to temporarily or permanently terminate exchange privileges or reject any specific order from anyone whose transactions seem to follow a timing pattern, including those who request more than one exchange out of a subaccount within any 30-day period. We will not accept batch transfer instructions from registered representatives (acting under powers of attorney for multiple contract owners), unless we have entered into a third-party transfer service agreement with the registered representative's broker-dealer firm. If we reject a transfer for any of these reasons, we will notify you of our decision in writing.

    Currently, there is no fee for transfers. We reserve the right to charge a transfer fee. In no event, however, will such transfer fee exceed $20 per transaction. You will be permitted at least 12 free transfers during each contract year. However, we reserve the right to change our policy limiting the number of transfers made each contract year. There are additional restrictions on transfers to and from the GIA as described above and in the section titled, "GIA." See the MVA prospectus for information regarding transfers to and from the MVA.

WITHDRAWALS
--------------------------------------------------------------------------------

    If the owner is living, amounts held under the contract may be withdrawn in whole or in part prior to the maturity date, or after the maturity date under Annuity Payment Option K. Prior to the maturity date, you may withdraw without a withdrawal charge, up to 10% of the difference of purchase payments that are subject to withdrawal charges and purchase payments previously withdrawn that were subject to withdrawal charges. Any withdrawal charge imposed is deducted from amounts withdrawn. The withdrawal charge is calculated on a first-in, first-out basis. In other words, we calculate your withdrawal charge by assuming your withdrawal is applied to the purchase payment in the order your purchase payments were received. The withdrawal percentage is non-cumulative. Free withdrawals not taken during any year cannot be taken in a subsequent year. A signed written request for withdrawal must be sent to our Annuity Operations Division. If you have not yet reached age 59 1/2, a 10% penalty tax may apply on taxable income withdrawn. See "Federal Income Taxes."

    The free withdrawal amount is equal to 10% of the difference of purchase payments that are subject to withdrawal charges and purchase payments previously withdrawn that were subject to withdrawal charges. The free withdrawal amount applies to partial withdrawals only. If you elect to surrender the contract in full, we will assess a withdrawal charge on the entire amount surrendered. For the purposes of determining the free withdrawal amount, a full surrender is:

o multiple withdrawals within a one-year period that deplete the entire contract value; or
o any single withdrawal of 90% or more of the contract value.

    The appropriate number of accumulation units of a subaccount will be redeemed at their value next determined after the receipt by our Annuity Operations Division of a written notice in a form satisfactory to us. Contract values in the GIA or MVA will also be withdrawn on a pro rata basis unless you designate otherwise. Withdrawals from the MVA may be subject to a market value adjustment. See the MVA prospectus. The resulting cash payment will be made in a single sum, ordinarily within seven days after receipt of such notice. However, redemption and payment may be delayed under certain circumstances. See "Payment Deferral." There may be adverse tax consequences to certain surrenders and withdrawals. See "Taxation of Annuities in General-Nonqualified Plans - Surrenders or Withdrawals Prior to the Contract Maturity Date." Certain restrictions on redemptions are imposed on contracts used in connection with Internal Revenue Code Section 403(b) plans. Although loans are available under 403(b) plans only, certain limitations may apply. See "Qualified Plans--Tax Sheltered Annuities." A deduction for withdrawal charges may be imposed on withdrawals from, and complete surrender of, a contract. See "Withdrawal Charges."

    Requests for withdrawals or a surrender should be mailed to our Annuity Operations Division.

WITHDRAWAL CHARGE WAIVER BENEFIT
    After the second contract year, the benefit provides for a waiver of withdrawal charges in the event of the owner's confinement to a licensed nursing facility or terminal illness.

    Confinement to a licensed nursing facility is defined as:

    1. the owner has been confined to a licensed nursing home facility for at least the 120 days prior to the withdrawal; and

    2. the withdrawal is requested within two years of the owner's admission into a licensed nursing home facility; and

    3.   more than two years have elapsed since the contract date.

    A licensed nursing home facility means a state licensed hospital or state licensed skilled or immediate care nursing facility at which medical attention is available on a daily basis.

    Terminal illness is defined as an illness or condition that is expected to result in the owner's death within six months. A licensed physician, who is not yourself or a member of your family, must provide evidence satisfactory to us of the owner's terminal illness.

    Prior to making a withdrawal under this benefit, you must submit to us a properly completed claim form with a written physician's statement.

DEATH BENEFIT
--------------------------------------------------------------------------------

PAYMENT UPON DEATH BEFORE MATURITY DATE
WHEN IS THE DEATH BENEFIT PAYABLE?
    A death benefit is payable when the owner (or primary annuitant when the contract is owned by a non-natural person) dies. If there is more than one owner, a death benefit is payable upon the first owner to die.

WHO RECEIVES PAYMENT?
[diamond]   DEATH OF AN OWNER
            If the owner dies before the maturity date, the death benefit will be paid to the beneficiary.

[diamond]   DEATH OF AN OWNER - MULTIPLE OWNERS
            If one of the owners dies prior to the maturity date, the death benefit will be paid to the surviving owner(s), if any, who will be deemed to be the designated beneficiary(s).

[diamond]   DEATH OF AN ANNUITANT WHO IS NOT THE OWNER
            If the owner and the annuitant are not the same individual and the annuitant dies prior to the maturity date, the owner becomes the annuitant, unless the owner appoints a new annuitant. If a joint annuitant dies prior to the maturity date, the owner may appoint a new joint annuitant. The death of the annuitant or joint annuitant will not cause the death benefit to be paid.

[diamond]   SPOUSAL BENEFICIARY CONTRACT CONTINUANCE
            If the spouse of a deceased owner, as designated beneficiary, is entitled to receive all or some portion of the death benefit amount, the spouse may elect to continue the contract as the new owner. This election is only allowed prior to the maturity date and can be elected only one time. When the spouse elects to continue the contract, the death benefit amount that the spouse is entitled to receive will become the new contract value for the continued contract.

[diamond]   OWNERSHIP OF THE CONTRACT BY A NON-NATURAL PERSON
            If the owner is not an individual, and the primary annuitant dies before the maturity date, we will pay the death benefit to the owner.

WHAT IS THE DEATH BENEFIT AMOUNT?
    You can select the Standard Death Benefit Guarantee or any of the optional Death Benefit Guarantees. If you do not make an election, the Standard Death Benefit Guarantee described below will apply. For information describing the optional Death Benefit Guarantees, see "Optional Benefits - Death Benefit Guarantees."

[diamond]   STANDARD DEATH BENEFIT GUARANTEE--RETURN OF PURCHASE PAYMENTS
            Upon the death of the owner (or if there is more than one owner, on the death of the owner who dies first), the death benefit is the greater of:

              a) the sum of all of purchase payments, less adjusted withdrawals
                 (as defined below); or
              b) the contract value on the claim date.

              Adjusted Withdrawal
              -------------------
                An adjusted withdrawal is calculated for each withdrawal as the result of (a) times (b) where:

                a) is the ratio of the amount of the withdrawal to the contract value on the date of (but prior to) the withdrawal; and

                b) is the death benefit on the date of (but prior to) the
                   withdrawal.

    Death benefit proceeds will be payable in a single lump sum or, if the recipient chooses, in the form of an annuity payment option. Any such annuity payment option is subject to all restrictions (including minimum amount requirements) as are other annuities under this contract. In addition, there may be legal requirements that limit the recipient's annuity payment options and the timing of payments. See "Distributions at Death" under "Federal Income Taxes." A recipient should consult a qualified tax advisor before electing to receive an annuity.

    Depending upon state law, the amounts paid to the owner may avoid probate and the death benefit may be reduced by any tax due. For more information, see "Tax" and "Distribution at Death" under "Federal Income Taxes."

PAYMENT UPON DEATH AFTER MATURITY DATE
    If an owner dies on or after the maturity date and there is no surviving owner, any remaining certain period annuity payments will be paid to the beneficiary under the annuity payment option in effect on the date of death. Payments may not be deferred or otherwise extended. If there is a surviving owner, the payments continue as if there had been no death.

    If the annuitant and joint annuitant, if any, die and are survived by any owner(s), any remaining certain period annuity payments will be paid to such owner(s). Payments may not be deferred or otherwise extended.

PAYMENT DEFERRAL
    Our Annuity Operations Division will ordinarily make payment of any withdrawal requests in a single sum within seven days after receipt of the written request. However, we may postpone the processing of any such transactions attributable to the Separate Account at times (a) when the NYSE is closed for trading, except normal holiday closings, (b) when trading on the NYSE is restricted, (c) when an emergency exists as a result of which disposal of securities in the subaccounts is not reasonably practicable or it is not reasonably practicable to determine the contract value or (d) when a governmental body having jurisdiction over the Separate Account by order permits such suspension. Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c) or (d) exist. We may defer payment for any transaction on values in the GIA or MVA for up to six months.

DESCRIPTION OF FEES
--------------------------------------------------------------------------------
TAX
    Tax is considered to be any tax charged by a state or municipality on purchase payments, whether or not characterized as purchase payment tax (or premium tax). It is also other state or local taxes imposed or any other governmental fees which may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the contract date. Taxes on purchase payments currently range from 0% to 3.5% (the amount of state purchase payment tax, if any, will vary from state to state), depending on the state. We will pay any purchase payment tax, any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix C."

     We reserve the right, when calculating unit values, to deduct a credit or fee with respect to any taxes we have paid or reserved for during the valuation period that we determine to be attributable to the operation of an Investment Division. No federal income taxes are applicable under present law and we are not presently making any such deduction.

MORTALITY AND EXPENSE RISK FEE
    We make a daily deduction from each subaccount for the mortality and expense risk fee. The fee is assessed against the daily net assets of the subaccounts and varies based on the withdrawal charge schedule you elect. The fee under each withdrawal charge schedule is equal to the following annualized percentages:

  ------------------------------------------------------------
         7-YEAR             5-YEAR              3-YEAR
  ------------------------------------------------------------
         1.075%             1.325%              1.525%
  ------------------------------------------------------------

    Although you bear the investment risk of the subaccounts in which you invest, once you begin receiving life contingent annuity payments, the annuity payments are guaranteed by us to continue for as long as the annuitant lives. We assume the risk that annuitants as a class may live longer than expected (requiring a greater number of annuity payments) and that our actual expenses may be higher than the expense fees provided for in the contract.

    No mortality and expense risk fee is deducted from the GIA or MVA. If the fees prove insufficient to cover actual administrative costs, then the loss will be borne by us; conversely, if the amount deducted proves more than sufficient, the excess will be a profit to us.

    We have concluded that there is a reasonable likelihood that the distribution financing arrangement being used in connection with the contract will benefit the Separate Account and the contract owners.

DAILY ADMINISTRATIVE FEE
    We make a daily deduction from the contract value to cover the costs of administration. This fee is based on an annual rate of 0.125% and is taken against the net assets of the subaccounts. It compensates the company for administrative expenses. This fee is not deducted from the GIA or MVA.

WITHDRAWAL CHARGES
    A withdrawal charge may apply to withdrawals or a surrender of the contract. The amount of a withdrawal charge depends on (1) the withdrawal charge schedule selected and (2) on the period of time your purchase payments are held under the contract. The withdrawal charge schedules are shown in the charts below. Withdrawal charges are waived on the free withdrawal amount, death benefits and annuitization after two contract years. Also, no withdrawal charge will be taken after the annuity period has begun except with respect to withdrawals under Annuity Payment Option K. For more information, see "Annuity Payment Options." The withdrawal charge is calculated on a first-in, first-out basis. In other words, we calculate your withdrawal charge by assuming your withdrawal is applied to purchase payments in the order your purchase payments were received.

    The withdrawal charge is deducted from amounts withdrawn in excess of the free withdrawal amount available at the time of the withdrawal up to the total of all purchase payments paid less any prior withdrawals for which a withdrawal charge was paid.

    The withdrawal charges, expressed as a percentage of the amount withdrawn in excess of the free withdrawal amount, follow:

    7-Year Schedule
--------------------------------------------------------------
Percent                 8%   7%   7%   6%   5%  3%   1%   0%
--------------------------------------------------------------
Age of Purchase
Payments in Complete    0    1    2    3    4    5   6    7+
Years
--------------------------------------------------------------

    5-Year Schedule
----------------------------------------------------
Percent                 7%   7%   7%   6%   5%  0%
----------------------------------------------------
Age of Purchase
Payments in Complete    0    1    2    3    4   5+
Years
----------------------------------------------------

    3-Year Schedule
-------------------------------------------
Percent                 8%   7%   6%   0%
-------------------------------------------
Age of Purchase
Payments in Complete    0    1    2    3+
Years
-------------------------------------------
    Withdrawal charges imposed in connection with withdrawals will be deducted from the subaccounts, GIA and MVA on a pro rata basis. Any distribution costs not paid for by withdrawal charges will be paid by Phoenix from the assets of the general account.

REDUCED FEES, CREDITS AND EXCESS INTEREST
    We may reduce or eliminate the mortality and expense risk fee or the withdrawal charge, credit additional amounts, or credit excess interest when sales of the contracts are made to certain individuals or groups of individuals that result in savings of sales expenses. We will consider the following characteristics:

(1) the size and type of the group of individuals to whom the contract is offered;

(2) the amount of anticipated purchase payments;

(3) whether there is a preexisting relationship with the company such as being an employee of the company or its affiliates and their spouses; or to employees or agents who retire from the company or its affiliates or Phoenix Equity Planning Corporation ("PEPCO"), or its affiliates or to registered representatives of the principal underwriter and registered representatives of broker-dealers with whom PEPCO has selling agreements; and

(4) internal transfers from other contracts issued by the company or an affiliate, or making transfers of amounts held under qualified plans sponsored by the company or an affiliate.

    Any reduction or elimination of withdrawal or administrative fee, credit of additional amounts or excess interest will not unfairly discriminate against any person. We will make any reduction or credit according to our own rules in effect at the time the contract was issued. We reserve the right to change these rules from time to time.

MARKET VALUE ADJUSTMENT
    Any withdrawal from your MVA will be subject to a market value adjustment. See the MVA prospectus for information relating to this option.

OTHER FEES
    As compensation for investment management services, the advisors are entitled to a fee, payable monthly and based on an annual percentage of the average daily net asset values of each series. These fund fees and other fund expenses are described more fully in the fund prospectuses and in the "Summary of Expenses" section of this prospectus.

OPTIONAL FEATURES
--------------------------------------------------------------------------------
OPTIONAL PROGRAMS
DOLLAR COST AVERAGING PROGRAM
    You also may elect to transfer funds automatically among the subaccounts on a monthly, quarterly, semiannual or annual basis under the Dollar Cost Averaging Program. Generally, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semiannually or $300 annually. Also, purchase payments of $1,000,000 or more require our approval before we will accept them for processing. Values may be transferred from only one sending subaccount but may be allocated to multiple receiving subaccounts. This program is not available for the GIA or MVA.

    Upon completion of the Dollar Cost Averaging Program, you must notify us at 800/541-0171 or in writing to our Annuity Operations Division to start another Dollar Cost Averaging Program.

    All transfers under the Dollar Cost Averaging Program will be executed on the basis of values as of the first of the next monthly anniversary following receipt of the transfer request. If the first of the month falls on a holiday or weekend, then the transfer will be processed on the next succeeding business day.

    The Dollar Cost Averaging Program is not available to individuals who invest via a bank draft program or while the Asset Rebalancing Program is in effect.

    The Dollar Cost Averaging Program does not ensure a profit nor guarantee against a loss in a declining market. There is no fee associated with participating in this program.

Enhanced DCA Program
--------------------
    We may at different times offer an Enhanced DCA Program. Subject to state insurance department approval, you may allocate all or a part of your purchase payments to the Enhanced DCA Program, which is part of our general account. The rate of interest declared by the us for the Enhanced DCA Program will be fixed for the applicable Enhanced DCA period, which may be 6, 12, 18, or 24 months. The Enhanced DCA period begins on the valuation date that your purchase payment is applied to the Enhanced DCA Program. If you would like to allocate your initial purchase payment to the Enhanced DCA Program, you must complete the Enhanced DCA section on the application. In the Enhanced DCA section, you must select the applicable Enhanced DCA period, the subaccounts to which monthly transfers from the Enhanced DCA Program will be made, and the percentages to be allocated to each subaccount. Transfers to or from the GIA or MVA are not permitted with the Enhanced DCA Program.

    We will transfer your contract value allocated to the Enhanced DCA Program to the subaccounts that you select on a monthly basis over the Enhanced DCA period. We will make each transfer on the monthly anniversary of the date your purchase payment is allocated to the Enhanced DCA Program, with the first transfer made on the first monthly anniversary of that date. Each month an equal amount will be transferred to the subaccounts with all remaining value transferred on the last monthly anniversary in the Enhanced DCA period. The company may declare a rate of interest for the Enhanced DCA Program that is different from the rate declared for the GIA.

    You may allocate only purchase payments to the Enhanced DCA Program. Transfers to this account are not permitted. You may terminate your allocation to the Enhanced DCA Program by sending a written request to transfer all contract value allocated to the Enhanced DCA Program to one or more of the subaccounts. To the extent permitted by law, we reserve the right to eliminate Enhanced DCA periods.

ASSET REBALANCING PROGRAM
    Under the Asset Rebalancing Program, we transfer funds among the subaccounts to maintain the percentage allocation you have selected among these subaccounts. At your election, we will make these transfers on a monthly, quarterly, semi-annual or annual basis.

    The Asset Rebalancing Program does not permit transfers to or from the GIA or the MVA. Nor is this program available to individuals who invest via a bank draft program or while the Dollar Cost Averaging Program is in effect.

    The Asset Rebalancing Program does not ensure a profit nor guarantee against a loss in a declining market. There is no cost associated with participating in this program.

SYSTEMATIC WITHDRAWAL PROGRAM
    Prior to the maturity date, you may partially withdraw amounts automatically on a monthly, quarterly, semiannual or annual basis under the Systematic Withdrawal Program.

    The minimum withdrawal amount is $100. Withdrawals will be processed on each monthly contract anniversary and any applicable tax and withdrawal charges will be applied.

    You may start or terminate this program by sending written instructions to our Annuity Operations Division. This program is not available on or after the maturity date.

INTEREST INVESTMENT PROGRAM
    We may at different times offer an Interest Investment Program. Under this program, interest earned on purchase payments allocated to the GIA will automatically be transferred out to any of the subaccounts under the separate account.

    You may elect to transfer interest earned on purchase payments allocated to the GIA on a monthly, quarterly, semiannual or annual basis. The amount that we transfer under the program will be based on the interest earned for the period you elect. We will process the automatic transfers on the first day of the month for the period that applies following our receipt of your transfer request. Should the first day of the applicable month fall on a holiday or weekend, we will process the transfer on the next business day.

    You must have a value of $10,000 in the GIA at all times to keep this program in effect. If the value in the GIA drops below $10,000 for any reason, then no more automatic transfers will be processed under the program. To start or stop the Interest Investment Program, you must notify us at 800/541-0171 or send a written request to our Annuity Operations Division.

    Transfers under the Interest Investment Program are not subject to the general restrictions on transfers from the GIA.

    The Interest Investment Program is not available to individuals who invest via a bank draft program or while the Dollar Cost Averaging Program or Asset Rebalancing Program are in effect.

    The Interest Investment Program does not ensure a profit nor guarantee against a loss in a declining market. There is no fee associated with participating in this program.

OPTIONAL BENEFITS
    If you elect one of the following optional benefits, we will deduct a fee for each benefit you elect. Fees for the optional benefits are in addition to the standard contract expenses. All fees are assessed quarterly with the first fee assessed at the end of the first quarter. If you fully surrender your contract, all quarterly fees will be deducted at the time of surrender.

    At the end of the first quarter and each quarter thereafter, we will calculate the fee for each optional benefit and we will deduct the fee at the end of each quarter while the benefit is in effect. We will deduct the entire fee proportionally as follows:

o First, from the subaccounts you are invested in at the time we assess the fee(s);

o If you do not have sufficient value invested in the subaccounts to deduct the entire fee(s) from the subaccounts, then we will deduct the entire fee(s) from the subaccounts and the GIA you are invested in as of the time we deduct the fee(s);

o If you do not have sufficient value invested in the subaccounts and the GIA to deduct the entire fee(s), then we will deduct the entire fee(s) from the subaccounts, the GIA and the MVA you are invested in as of the time we deduct the fee(s);

PURCHASE PAYMENT CREDIT BENEFIT
    When choosing a Purchase Payment Credit Benefit, you should be aware of the following:

o A Purchase Payment Credit Benefit will be beneficial only if the investment performance of the underlying subaccounts, GIA and MVA is great enough to offset the fee associated with the Purchase Payment Credit Benefit.

o Phoenix may make a profit from the fee assessed by the Purchase Payment Credit Benefit.

o The fee associated with a Purchase Payment Credit Benefit will be assessed against the entire contract value for the first five or seven years, depending on the option chosen. Owners who anticipate making additional purchase payments after the first contract year should carefully examine the Purchase Payment Credit Benefit and consult their financial advisor regarding its desirability.

o A Purchase Payment Credit Benefit may only be elected at issue. Once elected, it may not be revoked.

o We may recapture all or part of the amount credited in the event of surrenders or withdrawals, including return of the contract during the free look period.

    We will add a purchase payment credit to your contract value each time we receive a purchase payment from you during the first contract year. The amount of the credit will be equal to the purchase payment credit percentage multiplied by the purchase payment amount. The purchase payment credit is allocated among the subaccounts, MVA or GIA according to the same allocation schedule in effect for purchase payments. Purchase payment credits are treated as an increase in the "income in the contract" (gain) for tax purposes.

    The amount of the purchase payment credit varies depending upon which option you select. The annual fee for this benefit is described below and is deducted pro rata from the contract value on a quarterly basis for the fee period indicated.

----------------------------------------------------------------
   PURCHASE PAYMENT
   CREDIT PERCENTAGE             FEE              FEE PERIOD
----------------------------------------------------------------
          3%                     .55%              5-Years
----------------------------------------------------------------
          4%                     .45%              7-Years
----------------------------------------------------------------
          5%                     .60%              7-Years
----------------------------------------------------------------

    The Purchase Payment Credit Benefit is not available if you elect an Enhanced Withdrawal Benefit. The 3% Purchase Payment Credit Benefit is available if you elect the 7- or 5-Year Withdrawal Charge Schedule. The 4% and 5% Purchase Payment Credit Benefits are available if you elect the 7-Year Withdrawal Charge Schedule.

Recapture of Purchase Payment
-----------------------------
    We will recapture amounts credited to the contract under the Purchase Payment Credit Benefit if:

o   the owner cancels the contract under the free look provision;

o the owner surrenders or annuitizes the contract before the end of the fee period; or

o the owner takes a withdrawal that is subject to withdrawal charges before the end of the fee period.

    If the owner cancels the contract pursuant to the contractual free-look provision, the amount returned to you will not include the amount of any purchase payment credits made by us. In those states that allow a refund of contract value, the contract owner will retain any earnings attributable to the amount credited, but all losses attributable to the amount credited will be incurred by us.

    If a contract owner surrenders or annuitizes the contract before the end of the fee period, we will recapture the entire amount credited to the contract under this benefit.

    If the contract owner takes a withdrawal before the end of the fee period that is subject to withdrawal charges, we will recapture a proportional part of the amount credited to the contract under this benefit. If a contract owner chooses a Purchase Payment Credit Benefit, the maturity date may not be prior to the end of the charge period.

    For example, a contract owner who elected the 4% Purchase Payment Credit Benefit makes a $100,000 purchase payment to his contract and receives a 4% credit of $4,000. In contract year 2, he takes a $20,000 withdrawal. Under the contract, he is entitled to take 10% of purchase payments free of withdrawal charges. Thus, he can take ($100,000 x 10%)=$10,000 without a withdrawal charge. That leaves $10,000 of the withdrawal subject to withdrawal charges. For the recapture calculation, we will multiply that $10,000 by 4% to get the portion of the original credit that we will recapture. Thus, the amount of the original credit recaptured as a result of the $20,000 withdrawal is $400. The amount recaptured will be taken proportionally from the subaccounts, the GIA and the MVA.

    Owners should carefully consider the consequences of taking a withdrawal that subjects part or all of the credit to recapture. If the contract value decreases due to poor market performance, the recapture provisions could decrease the amount of the contract value available for withdrawal.

    We will not recapture amounts credited under the Purchase Payment Credit Benefits under the following circumstances:

o   If the withdrawal is not subject to withdrawal charges;

o If the distribution is taken as a result of death or to meet minimum distribution requirements for your contract under the Internal Revenue Code; or

o   If the withdrawal occurs after the end of the fee period.

DEATH BENEFIT GUARANTEES
    You can select the Standard Death Benefit Guarantee or any of the optional Death Benefit Guarantees described below. If you do not make an election, the Standard Death Benefit described below will apply. These benefits are based on the age of the owner. If there is more than one owner, it is based upon the age of the eldest owner at issue. For information describing the Standard Death Benefit Guarantee, see "Death Benefit."

[diamond] ANNUAL STEP-UP
    For an additional annual fee equal to 0.20% of the death benefit, you may elect the Annual Step-up Death Benefit. This benefit is only available to owners less than age 80.

    The death benefit is the greater of:

    a) the sum of all purchase payments less adjusted withdrawals (as defined below); or
    b) the Annual Step-up Amount (as defined below); or
    c) the contract value on the claim date.

[diamond] ANNUAL ROLL-UP
    For an additional annual fee equal to 0.30% of the death benefit, you may elect the Annual Roll-up Death Benefit. This benefit is only available to owners less than age 80.

    The death benefit is the greater of:

    a) the sum of all purchase payments less adjusted withdrawals; or
    b) the Annual Roll-up Amount (as defined below); or
    c) the contract value on the claim date.

[diamond] COMBINATION ANNUAL STEP-UP AND ANNUAL ROLL-UP
    For an additional annual fee equal to 0.40% of the death benefit, you may elect the Combination Annual Step-up and Annual Roll-up Death Benefit. This benefit is only available to owners less than age 80.

    The death benefit is the greater of:
    a) the sum of all purchase payments less adjusted withdrawals; or
    b) the Annual Step-up Amount; or
    c) the Annual Roll-up Amount; or
    d) the contract value on the claim date.

[diamond] RELIEF AMOUNT
    For an additional annual fee equal to 0.30% of the contract value, you may elect the Relief Death Benefit. This death benefit is available only to owners less than age 76.

    The death benefit is the greater of:
    a) 100% of purchase payments less adjusted withdrawals; or
    b) the contract value plus the Relief Amount (as defined below). The Relief Amount is a percentage of the gain in the contract with a maximum equal to a percentage of Modified Purchase Payments (as defined below).

[diamond] ANNUAL STEP-UP WITH STEP-UP RELIEF AMOUNT DEATH BENEFIT
    For an additional annual fee equal to 0.60% of the greater of the Annual Step-up Amount and the contract value, you may elect the Annual Step-up with Relief Amount Death Benefit. This death benefit is available only to owner's less than age 76.

    The death benefit is the sum of:
    a) the contract value on the claim date; and
    b) the Annual Step-up Amount minus the contract value; and
    c) the Step-up Relief Amount (as defined below).

    NOTE: (b) and (c) cannot be less than zero.

Death Benefit Guarantee Definitions
-----------------------------------
    Adjusted Withdrawal
        The adjusted withdrawal is calculated for each withdrawal as the result of (a) times (b) where:

    a) is the ratio of the amount of the withdrawal to the contract value on the date of (but prior to) the withdrawal; and

    b)  is the death benefit on the date of (but prior to) the withdrawal.

    Annual Step-up Amount
        The Annual Step-up Amount is equal to the highest contract value on any contract anniversary prior to the owner's 81st birthday, less adjusted withdrawals, plus 100% of purchase payments received since that contract anniversary less adjusted withdrawals made since that anniversary.

    Annual Roll-up Amount
        The Annual Roll-up Amount is equal to: purchase payments less adjusted withdrawals; accumulated at 5% annual compound interest until the last contract anniversary prior to the owner's 81st birthday; plus 100% of purchase payments, less adjusted withdrawals made since the contract anniversary prior to the owner's 81st birthday. The Roll-up Amount may not exceed 200% of total purchase payments less adjusted withdrawals.

    Relief Amount
    Owner's age on contract date is 0 - 69:
    ---------------------------------------
    Equals the lesser of:
    1. 100% of Modified Purchase Payments; and
    2. 40% times (contract value less Modified Purchase Payments)

    Owner's age on contract date is 70 - 75:
    ----------------------------------------
    Equals the lesser of:
    1. 25% of Modified Purchase Payments; and
    2. 25% times (contract value less Modified Purchase Payments)

    Modified Purchase Payments
    Equals:
       a) The sum of all purchase payments minus
       b) purchase payments made less than 12 months prior to the benefit calculation minus
       c) the sum of all purchase payments for which a withdrawal charge is paid. Withdrawals are assumed to be taken from earnings first, then from the purchase payments in the order they were received.

    Step-up Relief Amount
        Equals a percentage of the step-up gain in the contract with a maximum equal to a percentage of Modified Purchase Payments. It is based on age of eldest Owner on the Contract Date.

     Owner's age on contract date is 0 - 69:
     ---------------------------------------
     Equals the lesser of:
     1. 100% of Modified Premium Payments and
     2. 40% times (Step-up Relief Amount Value less Modified Purchase
        Payments).

     Owner's age on contract date is 70 - 75:
     ----------------------------------------
     Equals the lesser of:
     1. 25% of Modified Purchase Payments; and
     2. 25% time (Step-up Relief Amount value less Modified Purchase
        Payments).

ENHANCED FREE WITHDRAWAL BENEFIT
    If elected, the Enhanced Free Withdrawal Benefit will replace the standard free withdrawal. This benefit must be elected at issue. If you choose one of the free withdrawal options below, you may not select a Purchase Payment Credit Benefit. The annual fee for these benefits listed below is a percentage of the contract value and is deducted pro rata on a quarterly basis.

-----------------------------------------------------------------
  ENHANCED FREE
   WITHDRAWAL         FEE                  BENEFIT
-----------------------------------------------------------------
10%, 30%                       The greater of: 10% of the
Cumulative; or        .05%     difference of (a) all purchase
Earnings                       payments subject to withdrawal
                               fees, and (b) purchase
                               payments previously withdrawn that
                               were subject to withdrawal fees;
                               plus any unused percentage from
                               prior years up to a maximum of
                               30%; or earnings (excess of
                               contract value over remaining
                               purchase payments)
-----------------------------------------------------------------
                               The greater of: 15% of the
                               difference of (a) all purchase
                               payments subject to withdrawal
                               fees, and (b) purchase payments
15%, 30%                       previously withdrawn that were
Cumulative; or        .15%     subject to withdrawal fees,
Earnings                       plus any unused percentage from
                               prior years up to a maximum of
                               30%; or earnings (excess of
                               contract value over remaining
                               purchase payments)
-----------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT ("GMIB")
    For an additional annual fee of 0.60% charged quarterly of the guaranteed annuitization value, you may elect the Guaranteed Minimum Income Benefit (GMIB). The GMIB guarantees minimum monthly fixed annuity payments. The minimum monthly fixed annuity payment amount is calculated by multiplying the guaranteed annuitization value by the GMIB annuity payment option rate for the annuity payment option elected.

    The benefit will not be available until the later of 7 years after the benefit is added to the contract ("benefit date") or the contract anniversary following the older annuitant's 60th birthday. For example, if the annuitant was age 40 when the benefit was added to the contract, the earliest you could exercise the benefit would be when the annuitant reached age 60. You can only exercise the benefit during the 30 days following any contract anniversary prior to the older annuitant's 90th birthday.

GUARANTEED ANNUITIZATION VALUE
    On and before the contract anniversary following the older annuitant's 85th birthday, the guaranteed annuitization value shall be equal to the lesser of (i) the sum of (A plus B) minus (C plus D), or (ii) 200% of all purchase payments minus the sum of the guaranteed annuitization value reductions, where:

    A= the contract value on the benefit date accumulated at 5% starting on the benefit date and ending on the date the guaranteed annuitization value is calculated.

    B= the sum of purchase payments made after benefit date minus any taxes paid, accumulated at 5% starting on the date each purchase payment is applied to the contract and ending on the date the guaranteed annuitization value is calculated.

    C= the sum of the guaranteed annuitization value reductions, accumulated at 5% starting on the date each withdrawal occurs and ending on the date the guaranteed annuitization value is calculated.

    D=   any tax that may be due.

    After the contract anniversary following the older annuitant's 85th birthday, the guaranteed annuitization value shall equal the lesser of (i) (A plus B) minus (C plus D), or (ii) 200% of all purchase payments minus the sum of the guaranteed annuitization value reductions, where:

    A= the guaranteed annuitization value on the contract anniversary following the older annuitant's 85th birthday.

    B= the sum of purchase payments made after the contract anniversary following the older annuitant's 85th birthday.

    C= the sum of the guaranteed annuitization value reductions determined for withdrawals occurring after the contract anniversary following the older annuitant's 85th birthday.

    D=   any tax that may be due.

GUARANTEED ANNUITIZATION VALUE REDUCTION
    A guaranteed annuitization value reduction is an amount determined for each withdrawal that occurs on or after the benefit date. The reduction is equal to the guaranteed annuitization value immediately prior to a withdrawal, multiplied by the percentage reduction in contract value as a result of the withdrawal.

GMIB FEE
    The GMIB fee is 0.60% of the guaranteed annuitization value. We will deduct the fee at the end of each quarter and upon surrender of the contract. We will waive the fee if the contract value is greater than twice the guaranteed annuitization value on any day we are scheduled to deduct the fee from your contract.

TERMINATION OF THIS BENEFIT
    This benefit will terminate on the first of any of the following events to occur:

1. the 30th day after contract anniversary following the older annuitant's 90th birthday;
2.  the termination of the contract;
3.  the date a death benefit becomes payable;
4.  the date annuity payments commence; and
5.  the death of the last surviving annuitant or joint annuitant.

GMIB ANNUITY PAYMENT OPTIONS
    You may only elect one of the following annuity payment options:

    GMIB OPTION A - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN: a fixed annuity payable monthly while the annuitant is living or, if later, until the end of the specified period certain. The period certain may be specified as 5 or 10 years. No monthly payment, death benefit or refund is payable if any annuitant dies after the end of the period certain. This option is not available if the life expectancy of the annuitant is less than the period certain.

    GMIB OPTION B - NON-REFUND LIFE ANNUITY: a fixed annuity payable monthly while any annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

    GMIB OPTION D - JOINT AND SURVIVORSHIP LIFE ANNUITY: a fixed annuity payable monthly while either the annuitant or joint annuitant is living. This option is only available if the annuitant and joint annuitant are both alive on the date the benefit is exercised. No monthly payment, death benefit or refund is payable after the death of the surviving annuitant.

    GMIB OPTION F - JOINT AND SURVIVORSHIP LIFE ANNUITY WITH 10-YEAR PERIOD
CERTAIN: a fixed annuity payable monthly while either the annuitant or joint annuitant is living, or if later, the end of 10 years. This option is only available if the annuitant and joint annuitant are both alive on the date the benefit is exercised. If the surviving annuitant dies prior to the end of the 10-year period certain, the remaining period certain annuity payments will continue. No monthly payment, death benefit or refund is payable if the surviving annuitant dies after the end of the 10-year period certain. This option is not available if the life expectancy of the older annuitant is less than 10 years.

--------------------------------------------------------------------------------
                    IMPORTANT INFORMATION REGARDING THE GMIB
    While the GMIB does provide guaranteed minimum fixed annuity payments, it may not be appropriate for all investors and should be understood completely before you purchase it.

[diamond] The GMIB does not provide contract value or in any way guarantee the investment performance of any investment option available under the contract.

[diamond] The minimum monthly fixed annuity payment amount provided by the GMIB may be less than the annuity payment amount under the contract even if the guaranteed annuitization value is greater than the contract value.

[diamond] The GMIB is irrevocable once elected.

[diamond] You may not change any annuitant or joint annuitant while the GMIB is in effect.

[diamond] The GMIB does not restrict or limit your right to annuitize at other times permitted under the contract, but doing so will terminate the GMIB.

[diamond] You should consult with a qualified financial advisor if you are considering the GMIB.
--------------------------------------------------------------------------------

    We reserve the right to discontinue offering any one of the available benefits described above in the future.

ANNUITIZATION
--------------------------------------------------------------------------------
    Annuitization begins after the accumulation period of the contract, when annuity payments are made to you.

ANNUITY PAYMENTS
    Annuity payments will begin on the contract's maturity date if the owner is alive and the contract is still in force. Beginning on the maturity date, investment in the Separate Account is continued unless a fixed payment annuity is selected. No withdrawal charge is taken. If you have not selected an annuity payment option by the maturity date, the default is Annuity Payment Option I--Variable Life Annuity with 10-Year Period Certain. For more information, see "Annuity Payment Options."

    If the amount to be applied on the maturity date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the total contract value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

    Your contract specifies a maturity date at the time of its issuance. However, you may subsequently elect a different maturity date. The maturity date may not be earlier than the second contract anniversary. The latest maturity date is the later of the contract anniversary nearest the annuitant's 90th birthday or ten years from the contract date, unless agreed otherwise. Generally, under qualified plans, the maturity date must be such that distributions begin no later than April 1st of the calendar year following the later of: (a) the year in which the annuitant attains age 70 1/2 or (b) the calendar year in which the annuitant retires. The date set forth in (b) does not apply to an Individual Retirement Annuity ("IRA").

    The maturity date election must be made by written notice and must be received by our Annuity Operations Division 30 days before the latest maturity date. If you do not elect a maturity date, the latest maturity date becomes the maturity date. Particular care should be taken in electing the maturity date of a contract issued under a Tax Sheltered Annuity (TSA), a Keogh Plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."

ANNUITY PAYMENT OPTIONS
    Unless an alternative annuity payment option is elected on or before the maturity date, the amounts held under a contract on the maturity date will be applied to provide a Variable Life Annuity with 10-Year Period Certain (Option
I) as described below. Instead of Option I, you may, by sending a written request to our Annuity Operations Division on or before the maturity date of the contract, elect any of the other annuity payment options described below. You may not change the elected annuity payment option after the maturity date. No withdrawal charge will be assessed under any annuity payment option, unless unscheduled withdrawals are made under Annuity Payment Options K. The market value adjustment will apply to any amounts held in the MVA that we applied to any annuity payment option. See the MVA prospectus for more information.

    With the exception of the Fixed Annuity Payment Options, each annuity payment will be based upon the value of the annuity units credited to the contract. The number of annuity units in each subaccount to be credited is based on the value of the accumulation units in that subaccount and the applicable annuity payment rate. The contract is issued with guaranteed minimum annuity payment rates, however, if the current rate is higher, we'll apply the higher rate. The annuity payment rate is applied and will determine all annuity payments for the fixed annuity payment options and the first annuity payment for the variable annuity payment options. The value of the annuity units will vary with the investment performance of each subaccount to which annuity units are credited. The initial annuity payment will be calculated based on an assumed investment return of 4.5% per year. This rate is a fulcrum return around which variable annuity payments will vary to reflect whether actual investment experience of the subaccount is better or worse than the assumed investment return. The assumed investment return and the calculation of variable and fixed annuity payments are described in the SAI.

    The level of annuity payments payable under the following annuity payment options is based upon the option selected. In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, assumed investment rate (for variable annuity payments) and the frequency of annuity payments will effect the level of annuity payments.

    We deduct a daily fee for mortality and expense risks and a daily administrative fee from contract values held in the subaccounts. For more information, see "Mortality and Expense Risk Fees" and "Daily Administrative Fees." Therefore, electing Option K will result in a deduction being made even though we assume no mortality risk under that option.

    The following are descriptions of the annuity payment options available under a contract. These descriptions should allow you to understand the basic differences between the options, however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

OPTION A--LIFE ANNUITY WITH SPECIFIED PERIOD
    A fixed payout annuity payable monthly while the annuitant is living or, if later, the end of the specified period certain. The period certain may be specified as 5, 10, or 20 years. The period certain must be specified at the time this option is elected.

OPTION B--NON-REFUND LIFE ANNUITY
     A fixed payout annuity payable monthly while the annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

OPTION C--[RESERVED]

OPTION D--JOINT AND SURVIVOR LIFE ANNUITY
     A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

OPTION E--INSTALLMENT REFUND LIFE ANNUITY
    A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the annuity payments made under this option total an amount which refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

OPTION F--JOINT AND SURVIVOR LIFE ANNUITY WITH 10-YEAR
PERIOD CERTAIN
    A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living, or if later, the end of 10 years. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

OPTION G--PAYMENTS FOR SPECIFIED PERIOD
    A fixed payout annuity payable monthly over a specified period of time. Payments continue whether the annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the annuitant. However, if the beneficiary of any death benefits payable under this contract elects this payment option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary.

OPTION H--PAYMENTS OF SPECIFIED AMOUNT
    Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

OPTION I--VARIABLE LIFE ANNUITY WITH 10-YEAR
PERIOD CERTAIN
    A variable payout annuity payable monthly while the annuitant is living or, if later, for ten years. If the beneficiary of any death benefits payable under this contract elects this option, the period certain will equal the shorter of 10 years or the life expectancy of such beneficiary.

OPTION J--JOINT SURVIVOR VARIABLE LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN
    A variable payout annuity payable monthly while either the annuitant or joint annuitant is living, or if later, the end of 10 years. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date. This option is not available for the payment of any death benefit under this contract.

OPTION K--VARIABLE ANNUITY FOR A SPECIFIED PERIOD
    A variable payout annuity payable monthly over a specified period of time. Payments continue whether the annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the annuitant. However, if the beneficiary of any death benefits payable under this contract elects this payment option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary. This option also provides for unscheduled withdrawals. An unscheduled withdrawal will reduce the number of fixed annuity units in each subaccount and affect the amount of future payments.

OPTION L--[RESERVED]

OPTION M--UNIT REFUND VARIABLE LIFE ANNUITY
This option provides variable monthly payments as long as the annuitant lives. In the event of the death of the annuitant, the monthly payments will stop and the beneficiary will receive a lump sum payment equal to the value of the remaining annuity units.

OPTION N--VARIABLE NON-REFUND LIFE ANNUITY
    A variable payout annuity payable monthly while the annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

OTHER OPTIONS AND RATES
    We may offer other annuity payment options at the time a contract reaches its maturity date. In addition, in the event that annuity payment rates for contracts are at that time more favorable than the applicable rates guaranteed under the contract, the then current settlement rates shall be used in determining the amount of any annuity payment under the annuity payment options above.

OTHER CONDITIONS
    Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint and survivorship annuities with specified periods certain (see "Option F" and "Option J" above) cannot be any greater than the joint life expectancies of the payee and his or her spouse.

    Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.

    Generally, under the LED program, regardless of contract year, amounts up to the required minimum distribution for this contract may be withdrawn without a deduction for withdrawal charges, even if the minimum distribution exceeds the 10% allowable amount. See "Withdrawal Charges." Any amounts withdrawn that have not been held under a contract for at least six years and are in excess of both the minimum distribution and the 10% free available amount, will be subject to any applicable withdrawal charge.

    If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the contract value on the date the initial annuity payment would be payable, in place of all other benefits provided by the contract, or, may make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

    Currently, transfers between subaccounts are available for amounts allocated to any of the variable annuity payment options except Annuity Payment Option M.

FEDERAL INCOME TAXES
--------------------------------------------------------------------------------
INTRODUCTION
    The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the contract owner, annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

    The following discussion is general in nature and is not intended as tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person concerned should consult a professional tax advisor. No attempt is made to consider any estate or inheritance taxes or any applicable state, local or other tax laws. Moreover, the discussion is based upon our understanding of the federal income tax laws as they are currently interpreted. No representation is made regarding the likelihood of continuation of the federal income tax laws or the current interpretations by the Internal Revenue Service (the "IRS"). We do not guarantee the tax status of the contracts or any transactions involving the contracts. Purchasers bear the complete risk that the contracts may not be treated as "annuity contracts" under federal income tax laws. For a discussion of federal income taxes as they relate to the funds, please see the fund prospectuses.

INCOME TAX STATUS
    We are taxed as a life insurance company under Part 1 of Subchapter L of the Code. Since the Account is not a separate entity from Phoenix and its operations form a part of Phoenix, it will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains on the assets of the Account are reinvested and taken into account in determining the contract value. Under existing federal income tax law, the Account's investment income, including realized net capital gains, is not taxed to us. We reserve the right to make a deduction for taxes should they be imposed on us with respect to such items in the future.

TAXATION OF ANNUITIES IN GENERAL--NONQUALIFIED PLANS
    Section 72 of the Code governs taxation of annuities. In general, a contract owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases the increase in value may be subject to tax currently. In the case of contracts not owned by natural persons, see "Contracts Owned by Non-Natural Persons." In the case of contracts not meeting the diversification requirements, see "Diversification Standards."

    As the owner of the contract, you may elect one of the available death benefit guarantees under the contract. One or more of the options available may, in some cases, exceed the greater of the sum of purchase payments or the contract value. The IRS may take the position with respect to these death benefit guarantees that they are not part of the annuity contract. In such a case, the charges against the cash value of the annuity contract or charges withheld from a rollover for the benefits would be considered distributions subject to tax, including penalty taxes, and charges withheld from purchase payments for the contract would not be deductible. If the IRS were to take this position, we would take all reasonable steps to avoid this result, which would include the right to amend the contract, with appropriate notice to you. You should consult with your tax advisor before electing a death benefit guarantee under this contract or any amendments, benefits or endorsements to the contract.

SURRENDERS OR WITHDRAWALS PRIOR TO THE CONTRACT
MATURITY DATE
    Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract maturity date will be treated as taxable income to the extent the amounts held under the contract exceed the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

SURRENDERS OR WITHDRAWALS ON OR AFTER THE CONTRACT
MATURITY DATE
    Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

    For fixed annuity payments, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For variable annuity payments, the taxable portion is determined by a formula that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the investment in the contract by the total number of expected periodic payments. The remaining portion of each payment is taxed as ordinary income. Once the excludable portion of annuity payments equals the investment in the contract, the balance of the annuity payments will be fully taxable. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. A simplified method of determining the exclusion ratio is effective with respect to qualified plan annuities started after November 18, 1996.

    Withholding of federal income taxes on all distributions may be required unless the recipient elects not to have any amounts withheld and properly notifies our Annuity Operations Division of that election.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS
    Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the contract owner (or where the contract owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract); (ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth IRAs); (v) allocable to investment in the contract before August 14, 1982;
(vi) under a qualified funding asset (as defined in Code Section 130(d)); (vii) under an immediate annuity contract (as defined in Code Section 72(u)(4)); or
(viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

    If the penalty tax does not apply to a withdrawal as a result of the application of item (iii) above, and the series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year when the modification occurs will be increased by an amount (determined by the Treasury regulations) equal to the tax that would have been imposed but for item (iii) above, plus interest for the deferral period, but only if the modification takes place: (a) within 5 years from the date of the first payment, or (b) before the taxpayer reaches age 59 1/2.

    Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Surrenders and Withdrawals from Qualified Contracts."

ADDITIONAL CONSIDERATIONS

DISTRIBUTION-AT-DEATH RULES
    In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the contract owner dies on or after the contract maturity date, and before the entire interest in the contract has been distributed, the remainder of the contract owner's interest will be distributed at least as quickly as the method in effect on the contract owner's death; and (b) if a contract owner dies before the contract maturity date, the contract owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the contract owner's date of death. If the beneficiary is the spouse of the contract owner, the contract (together with the deferral of tax on the accrued and future income thereunder) may be continued in the name of the spouse as contract owner. Similar distribution requirements apply to annuity contracts under qualified plans (other than Code Section 457 Plans). However, a number of restrictions, limitations and special rules apply to qualified plans and contract owners should consult with their tax advisor.

    If the primary annuitant, which is not the contract owner, dies before the maturity date, the owner will become the annuitant unless the owner appoints another annuitant. If the contract owner is not an individual, the death of the primary annuitant is treated as the death of the contract owner. In addition, when the contract owner is not an individual, however, a change in the primary annuitant is treated as the death of the contract owner. Finally, in the case of non-spousal joint contract owners, distribution will be required at the earliest death of any of the contract owners.

    If the contract owner or a joint contract owner dies on or after the maturity date, the remaining payments, if any, under the annuity payment option selected, will be made at least as rapidly as under the method of distribution in effect at the time of death.

TRANSFER OF ANNUITY CONTRACTS
    Transfers of nonqualified contracts prior to the maturity date for less than full and adequate consideration to the contract owner at the time of such transfer, will trigger tax on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the contract owner's income. This provision does not apply to transfers between spouses and incident to a divorce.

CONTRACTS OWNED BY NON-NATURAL PERSONS
    If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net surrender value less the purchase payments paid) is includable in income each year. The rule does not apply where the non-natural person is the nominal owner of a contract and the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.

SECTION 1035 EXCHANGES
    Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. If the surrendered contract was issued prior to August 14, 1982, the tax rules that formerly provided that the surrender was taxable only to the extent the amount received exceeds the contract owner's investment in the contract will continue to apply. In contrast, contracts issued on or after January 19, 1985 are, in a Code Section 1035 exchange, treated as new contracts for purposes of the distribution-at-death rules. Special rules and procedures apply to Code Section 1035 transactions. Prospective contract owners wishing to take advantage of Code Section 1035 should consult their tax advisors.

MULTIPLE CONTRACTS
    Code Section 72(e)(11)(A)(ii) provides that for contracts entered into after October 21, 1988, for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all nonqualified annuity contracts issued by the same insurer (or affiliate) to the same contract owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract maturity date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

    The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same contract owner. Accordingly, a contract owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts.

OWNER CONTROL
    For variable annuity contracts, tax deferral depends on the insurance company and not you having control of the assets held in the separate accounts. You can allocate account values from one fund of the separate account to another but you cannot direct the investments each fund makes. If you have too much "investor control" of the assets supporting the separate account funds, then you will be taxed on the gain in the contract as it is earned rather than when it is withdrawn.

    In 2003, the Internal Revenue Service (IRS) in Revenue Ruling 2003-91, issued formal guidance that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment. The IRS has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment. The Revenue Ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment but stated that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances.

    The Revenue Ruling considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under the variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under this contract, like the contracts described in the Revenue Ruling, there will be no arrangement, plan, contract, or agreement between the contract owner and Phoenix regarding the availability of a particular investment option and, other than the contract owner's right to allocate purchase payments and transfer funds among the available subaccounts, all investment decisions concerning the subaccounts will be made by us or an advisor in its sole and absolute discretion.

    At this time, it cannot be determined whether additional guidance will be provided by the U.S. Treasury on this issue and what standards may be contained in such guidance. Should the U.S. Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between or among underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under section 72 of the Internal Revenue Code, Phoenix reserves the right to modify the contract to the extent required to maintain favorable tax treatment.

DIVERSIFICATION STANDARDS

DIVERSIFICATION REGULATIONS
    To comply with the diversification regulations under Code Section 817(h) ("Diversification Regulations"), after a start-up period, each series of the funds will be required to diversify its investments. The Diversification Regulations generally require that, on the last day of each calendar quarter, the series' assets be invested in no more than:

[diamond] 55% in any 1 investment
[diamond] 70% in any 2 investments
[diamond] 80% in any 3 investments
[diamond] 90% in any 4 investments

    A "look-through" rule applies to treat a pro rata portion of each asset of a series as an asset of the Account, and each series of the funds are tested for compliance with the percentage limitations. All securities of the same issuer are treated as a single investment. As a result of the 1988 Act, each government agency or instrumentality will be treated as a separate issuer for purposes of these limitations.

    The Treasury Department has indicated that the Diversification Regulations do not provide guidance regarding the circumstances in which contract owner control of the investments of the Account will cause the contract owner to be treated as the owner of the assets of the Account, thereby resulting in the loss of favorable tax treatment for the contract. At this time, it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance. The amount of contract owner control which may be exercised under the contract is different in some respects from the situations addressed in published rulings issued by the IRS in which it was held that the contract owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the contract owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the contract owner to be considered as the owner of the assets of the Account resulting in the imposition of federal income tax to the contract owner with respect to earnings allocable to the contract prior to receipt of payments under the contract.

    In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling generally will be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the contract owner being determined retroactively to be the owner of the assets of the Account.

    Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

    We represent that we intend to comply with the Diversification Regulations to assure that the contracts continue to be treated as annuity contracts for federal income tax purposes.

DIVERSIFICATION REGULATIONS AND QUALIFIED PLANS
    Code Section 817(h) applies to a variable annuity contract other than a pension plan contract. The Diversification Regulations reiterate that the diversification requirements do not apply to a pension plan contract. All of the qualified plans (described below) are defined as pension plan contracts for these purposes. Notwithstanding the exception of qualified plan contracts from application of the diversification rules, all investments of the Phoenix Qualified Plan Contracts (i.e., the funds) will be structured to comply with the diversification standards because the funds serve as the investment vehicle for nonqualified contracts as well as qualified plan contracts.

    Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

TAXATION OF ANNUITIES IN GENERAL--QUALIFIED PLANS
    The contracts may be used with several types of qualified plans. TSAs, Keoghs, IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. Phoenix reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as contract owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, Phoenix will accept beneficiary designations and payment instructions under the terms of the contract without regard to any spousal consent that may be required under the Retirement Equity Act (REA). Consequently, a contract owner's beneficiary designation or elected annuity payment option may not be enforceable.

    As the owner of the contract, you may elect one of the available death benefit guarantees under the contract. We are of the opinion that the death benefit guarantees available under the contract are part of the annuity contract. One or more of the death benefit guarantees available may exceed the greater of the sum of purchase payments or the contract value. The contract and its amendments, benefits or endorsements (together referred to herein as the "contract") have not been reviewed by the IRS for qualification as an IRA or any other qualified plan. Moreover, the IRS has not addressed in a ruling of general applicability whether a death benefit option such as the those available under the contract complies with the qualification requirements for an IRA or any other qualified plan. There is a risk that the IRS would take the position that one or more of the death benefit guarantees are not part of the annuity contract. In such a case, charges against the cash value of the annuity contract or charges withheld from a rollover for the benefits would be considered distributions subject to tax, including penalty taxes, and charges withheld from purchases for the contract would not be deductible. While we regard the death benefit guarantees available for your election under the contract as a permissible benefit under an IRA, the IRS may take a contrary position regarding tax qualification resulting in deemed distributions and penalty taxes. If the IRS were to take this position, we would take all reasonable steps to avoid this result, which would include the right to amend the contract, with appropriate notice to you. You should consult with your tax advisor before electing a death benefit option under this contract for an IRA or other qualified plan.

    Certain death benefit guarantees may be purchased under your contract. IRA's and other qualified contracts generally may not invest in life insurance contracts. If you own an IRA or other qualified contract and purchase these death benefit guarantees, the IRS may consider these benefits "incidental death benefits." The IRC imposes limits on the amount of the incidental death benefits allowable for qualified contracts. If the death benefit(s) selected by you are considered to exceed these limits, the benefit(s) could result in taxable income to the owner of the IRA or qualified contract. Furthermore, the IRC provides that the assets of an IRA (including a traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not be invested in life insurance, but may provide, in the case of death during the accumulation phase, for a death benefit payment equal to the greater of sum of purchase payments (less withdrawals) or contract value. This contract offers death benefits, which may exceed the greater of sum of purchase payments (less withdrawals) or contract value. If the IRS determines that these benefits are providing life insurance, the contract may not qualify as an IRA (including traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) or other qualified contract. That determination could result in the immediate taxation of amounts held in the contract and the imposition of penalty taxes. You should consult your tax advisor regarding these features and benefits prior to purchasing a contract.

    Under certain circumstances, the proceeds of a surrender of a contract may qualify for "lump sum distribution" treatment under qualified plans. See your tax advisor if you think you may qualify for "lump sum distribution" treatment. The 5-year averaging rule for lump sum distribution has been repealed for tax years beginning after 1999.

    Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans and Section 403(b) TSA arrangements. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.

    The new mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

    On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE VS. NORRIS that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by Phoenix in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

    Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.

TAX SHELTERED ANNUITIES ("TSAs")
    Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs.

    For taxable years beginning after December 31, 1988, Code Section 403(b)(11) imposes certain restrictions on a contract owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a contract owner to make a surrender or withdrawal only (a) when the employee attains age 59 1/2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract.

    The 1988 Act amended the effective date of Code Section 403(b)(11), so that it applies only with respect to distributions from Code Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.

    In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. Contract owners should consult their employers to determine whether the employer has complied with these rules. Contract owner loans are not allowed under the contracts.

    Effective May 4, 1998, loans may be made available under Internal Revenue Code Section 403(b) tax-sheltered annuity programs. A loan from a participant's contract value may be requested only if we make loans available with the contract and if the employer permits loans under their tax-sheltered annuity program. The loan must be at least $1,000 and the maximum loan amount is the greater of: (a) 90% of the first $10,000 of contract value minus any withdrawal charge; and (b) 50% of the contract value minus any withdrawal charge. The maximum loan amount is $50,000. If loans are outstanding from any other tax-qualified plan, then the maximum loan amount of the contract may be reduced from the amount stated above in order to comply with the maximum loan amount requirements under Section 72(p) of the Internal Revenue Code. Amounts borrowed from the GIA are subject to the same limitations as applies to transfers from the GIA; thus no more than the greatest of $1000 and 25% of the contract value in the GIA may be borrowed at any one time. Amounts borrowed from the Market Value Adjustment ("MVA") account are subject to the same market value adjustment as applies to transfers from the MVA.

    Loan repayments will first pay any accrued loan interest. The balance will be applied to reduce the outstanding loan balance and will also reduce the amount of the Loan Security Account by the same amount that the outstanding loan balance is reduced. The Loan Security Account is part of the general account and is the sole security for Tax Sheltered Annuity loans (as described in IRC
Section 403(b) loans. It is increased with all loan amounts taken and reduced by all repayments of loan principal. The balance of loan repayments, after payment of accrued loan interest, will be credited to the subaccounts of the Separate Account or the GIA in accordance with the participant's most recent purchase payments allocation on file with us, except that no amount will be transferred to the MVA.

    If we do not receive a loan repayment before 90 days after the payment was due, then the entire loan balance plus accrued interest will be in default. In the case of default, the outstanding loan balance plus accrued interest will be deemed a distribution for income tax purposes, and will be reported as such to the extent required by law. At the time of such deemed distribution, interest will continue to accrue until such time as an actual distribution occurs under the contract.

KEOGH PLANS
    The Self-Employed Individual Tax Retirement Act of 1962, as amended permits self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.

INDIVIDUAL RETIREMENT ANNUITIES
    Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA." These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and withdrawals from Roth IRAs.

CORPORATE PENSION AND PROFIT-SHARING PLANS
    Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits thereunder.

    These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Participant loans are not allowed under the contracts purchased in connection with these Plans. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

DEFERRED COMPENSATION PLANS WITH RESPECT TO SERVICE FOR STATE AND LOCAL GOVERNMENTS AND TAX EXEMPT ORGANIZATIONS
    Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the contract owner is the plan sponsor, and the individual participants in the plans are the annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts. Effective in 1997 for new state and local government plans, such plans must be funded through a tax-exempt annuity contract held for the exclusive benefit of plan participants.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS FROM QUALIFIED PLANS
    In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 (Keogh and Corporate Pension and Profit-sharing Plans), Tax-Sheltered Annuities and Individual Retirement Annuities other than Roth IRAs. The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the contract owner's participation in the SIMPLE IRA. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the contract owner or annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the contract owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the contract owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such contract owner or annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a contract owner or annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the contract owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the contract owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the contract owner and his or her spouse and dependents if the contract owner has received unemployment compensation for at least 12 weeks; and (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the contract owner, spouse, children or grandchildren of the contract owner. This exception will no longer apply after the contract owner has been reemployed for at least 60 days. The exceptions stated in items (d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.

    Generally, distributions from a qualified plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a regular or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

SEEK TAX ADVICE
    The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective contract owner considering adoption of a qualified plan and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan.

SALES OF VARIABLE ACCUMULATION CONTRACTS
--------------------------------------------------------------------------------
    Contracts may be purchased from registered representatives of W.S. Griffith Securities, Inc. (formerly known as W.S. Griffith & Co., Inc.) ("WSG"), located at One American Row, Hartford, Connecticut. WSG is a New York corporation incorporated on August 7, 1970, licensed to sell Phoenix insurance policies as well as policies, annuity contracts and funds of companies affiliated with Phoenix. WSG is an indirect, wholly owned subsidiary of The Phoenix Companies, Inc., and is an affiliate of Phoenix. WSG is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Phoenix Equity Planning Corporation ("PEPCO") serves as national distributor of the contracts. PEPCO is located at 56 Prospect Street, Hartford, Connecticut. PEPCO is also an indirect, wholly owned subsidiary of The Phoenix Companies and is an affiliate of Phoenix.

    Contracts may also be purchased through other broker-dealers registered under the 1934 Act whose representatives are authorized by applicable law to sell policies under terms of agreement provided by PEPCO. The maximum dealer concession that a selling broker will receive for selling a contract is 8.00%.

STATE REGULATION
--------------------------------------------------------------------------------
    We are subject to the provisions of the Connecticut insurance laws applicable to life insurance companies and to regulation and supervision by the Connecticut Superintendent of Insurance. We are also subject to the applicable insurance laws of all the other states and jurisdictions in which it does an insurance business.

    State regulation of Phoenix includes certain limitations on the investments that may be made for its general account and separate accounts, including the Separate Account. It does not include, however, any supervision over the investment policies of the Separate Account.

REPORTS
--------------------------------------------------------------------------------
    Reports showing the contract value and containing the financial statements of the Separate Account will be furnished to you at least annually.

VOTING RIGHTS
--------------------------------------------------------------------------------
    As stated above, all of the assets held in an available subaccount will be invested in shares of a corresponding series of the funds. We are the legal owner of those shares and as such have the right to vote to elect the Board of Trustees of the funds, to vote upon certain matters that are required by the 1940 Act to be approved or ratified by the shareholders of a mutual fund and to vote upon any other matter that may be voted upon at a shareholders' meeting. However, we intend to vote the shares of the funds at regular and special meetings of the shareholders of the funds in accordance with instructions received from owners of the contracts.

    We currently intend to vote fund shares attributable to any of our assets and fund shares held in each subaccount for which no timely instructions from owners are received in the same proportion as those shares in that subaccount for which instructions are received. In the future, to the extent applicable federal securities laws or regulations permit us to vote some or all shares of the fund in its own right, it may elect to do so.

    Matters on which owners may give voting instructions may include the following: (1) election of the Board of Trustees of a fund; (2) ratification of the independent accountant for a fund; (3) approval or amendment of the investment advisory agreement for the series of the fund corresponding to the owner's selected subaccount(s); (4) any change in the fundamental investment policies or restrictions of each such series; and (5) any other matter requiring a vote of the shareholders of a fund. With respect to amendment of any investment advisory agreement or any change in a series' fundamental investment policy, owners participating in such series will vote separately on the matter.

    The number of votes that you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized. The number of votes for which you may give us instructions will be determined as of the record date for fund shareholders chosen by the Board of Trustees of a fund. We will furnish you with the proper forms and proxies to enable you to give your instructions.

TEXAS OPTIONAL RETIREMENT PROGRAM
--------------------------------------------------------------------------------
    Participants in the Texas Optional Retirement Program may not receive the proceeds of a withdrawal from, or complete surrender of, a contract, or apply them to provide annuity payment options prior to retirement except in the case of termination of employment in the Texas public institutions of higher education, death or total disability. Such proceeds, however, may be used to fund another eligible retirement vehicle.

LEGAL MATTERS
--------------------------------------------------------------------------------
    Matthew A. Swendiman, Counsel, Joseph P. DeCresce, Counsel, and Brian A. Giantonio, Vice President, Tax and ERISA Counsel, The Phoenix Companies, Inc., have provided advice on certain matters relating to the federal securities, state regulations and income tax laws in connection with the contracts described in this prospectus.

SAI
--------------------------------------------------------------------------------
    The SAI contains more specific information and financial statements relating to the Separate Account and Phoenix. The Table of Contents of the SAI is set forth below:


[diamond] Underwriter
[diamond] Servicing Agent
[diamond] Performance History
[diamond] Calculation of Yield and Return
[diamond] Calculation of Annuity Payments
[diamond] Experts
[diamond] Separate Account Financial Statements
[diamond] Company Financial Statements

    Contract owner inquiries and requests for an SAI should be directed, in writing, to our Annuity Operations Division, or by calling us at 800/541-0171.

APPENDIX A - INVESTMENT OPTIONS
--------------------------------------------------------------------------------
INVESTMENT TYPE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                Investment Type
                                            ----------------------------------------------------------------------------------------
                                                   Domestic  Domestic   Domestic  Growth &         International   Money
                 Series                      Bond   Blend     Growth      Value    Income   Index     Growth       Market  Specialty
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International                                                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity                          |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index                                                   |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value                      |X|        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities                                        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth                                |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth                        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market                                                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income    |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term      |X|
Bond
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends                      |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value                                     |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select                                                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value                                            |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap                                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture           |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust                                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value                                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30                                                                     |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)                                                        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income                                                  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation                                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity                                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value                                                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value                                   |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth                                  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap                        |X|
Growth
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                             |X|
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                        |X|
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio                      |X|
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government           |X|
Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II           |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                                    |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                             |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                           |X|
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                                                                      |X|
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund                                                                                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund                                                              |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund                                                                                    |X|
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                                                           |X|
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                                           |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                                                                   |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small Cap                                                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                                  |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                                  |X|
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT ADVISORS

------------------------------------------------------------------------------------------------------------------------------------
                                                                            Advisors
                                    ------------------------------------------------------------------------------------------------
                                     Phoenix    Phoenix   Duff & Phelps              Fred      Deutsche    Federated     Fidelity
                                    Investment  Variable   Investment    AIM         Alger      Asset      Investment   Management
                                     Counsel,   Advisors,  Management  Advisors,  Management, Management,  Management  and Research
          Series                       Inc.       Inc.        Co.        Inc.        Inc.        Inc.       Company      Company
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity                        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced               |X|
Index
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth +               |X|
Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate                             |X|
Securities
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth        |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap       |X|
Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market           |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed     |X|
Income
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short     |X|
Term Bond
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity               |X|
Select
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value                    |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap                     |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture                |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value               |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock                |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30                           |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)              |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income     |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity          |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value            |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value           |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap               |X|
Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth          |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme         |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research                     |X|
Small-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap                                                      |X|
Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government                                                                            |X|
Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                                                                            |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                                                                                                |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                                                                                         |X|
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                                                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation
Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                                                            |X|
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                                                                |X|
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small Cap
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                                            Advisors
                                    ------------------------------------------------------------------------------------------------
                                                 Morgan
                                     Franklin    Stanley              Templeton   Templeton   Templeton    Wanger
                                      Mutual    Investment   Rydex      Asset       Global    Investment    Asset
                                     Advisers,  Management   Global   Management,  Advisors    Counsel,   Management,
          Series                       LLC         Inc.     Advisors     Ltd.      Limited       Inc.        L.P.
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced
Index
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth +
Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate
Securities
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap
Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed
Income
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short
Term Bond
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity
Select
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap
Value
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research
Small-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap
Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government
Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund          |X|
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                                                                |X|
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                                                     |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund                              |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund                              |X|
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation                        |X|
Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                                                                          |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small Cap                                                                                |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                                                                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                                                                                 |X|
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT SUBADVISORS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                Subadvisors
                                          ------------------------------------------------------------------------------------------
                                                                                   Kayne
                                                                                  Anderson
                                             Aberdeen       AIM      Alliance      Rudnick      Lazard
                                               Fund       Capital     Capital     Investment     Asset        Lord,         MFS
                                             Managers,  Management,  Management,  Management,  Management  Abbett & Co.  Investment
            Series                             Inc.         Inc.        L.P.         LLC          LLC          LLC       Management
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity                                  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value                                                |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity  Select                                                       |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value                                                                    |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap                                                                     |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture                                                                             |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value                                                                            |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value                                                                              |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock                                                                                          |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust                                                                                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value                                                                                                           |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value                                  |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value                                 |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value                               |X|
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth
------------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------
                                                               Subadvisors
                                          --------------------------------------------------------
                                             Northern       Roger       Seneca      State Street
                                              Trust      Engemann &     Capital      Research &
                                           Investments,  Associates,   Management,   Management
            Series                             Inc.         Inc.          LLC         Company
--------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
--------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity
--------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index
--------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value
--------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth                             |X|
--------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth                     |X|
--------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends
--------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value
--------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select
--------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value
--------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap
--------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture
--------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value
--------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value
--------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock
--------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust
--------------------------------------------------------------------------------------------------
Phoenix-MFS Value
--------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30                        |X|
--------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R)           |X|
--------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value
--------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value
--------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value
--------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth                                             |X|
--------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme                                            |X|
--------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth                                          |X|
--------------------------------------------------------------------------------------------------

APPENDIX B - GLOSSARY OF SPECIAL TERMS
--------------------------------------------------------------------------------

The following is a list of terms and their meanings when used in this prospectus.

ANNUITANT(S)/JOINT ANNUITANT: There may be one or two annuitants. One is the primary annuitant and the other is considered to be the joint annuitant. Prior to the maturity date, the annuitants may be changed. However, there may be tax consequences. The annuitant and joint annuitant cannot be changed if the GMIB is elected.

ANNUITY PAYMENT OPTION: The provisions under which we make a series of annuity payments to the annuitant or other payee, such as Life Annuity with Ten Years Certain. See "Annuity Payment Options."

ANNUITY UNIT: A standard of measurement used in determining the amount of each periodic payment under the Variable Annuity Payment Options I, J, K, M and N.

CLAIM DATE: The valuation date following receipt of a certified copy of the death certificate at our Annuity Operations Division.

CONTRACT DATE: The date that the initial purchase payment is invested under a contract.

CONTRACT OWNER (OWNER, YOU, YOUR): Usually the person or entity to whom we issue the contract.

CONTRACT VALUE: Prior to the maturity date, the sum of all accumulation units held in the subaccounts of the Separate Account and the value held in the GIA and/or MVA. For Tax Sheltered Annuity plans (as described in Internal Revenue Code (IRC) Section 403(b)) with loans, the contract value is the sum of all accumulation units held in the subaccounts of the Separate Account and the value held in the GIA and/or MVA plus the value held in the Loan Security Account, and less any loan balance.

FIXED PAYMENT ANNUITY: An annuity payment option providing payments with a fixed dollar amount after the first payment is made.

GIA: An investment option under which purchase payment amounts are guaranteed to earn a fixed rate of interest.

MVA: An account that pays interest at a guaranteed rate if amounts allocated to the account are held to the end of the guarantee period. If amounts are withdrawn, transferred or applied to an annuity payment option before the end of the guarantee period we will make a market adjustment to the value of that account. Assets allocated to the MVA are not part of the assets allocated to the Separate Account or the general account of Phoenix. The MVA is described in a separate prospectus.

MATURITY DATE: The date elected by the owner as to when annuity payments will begin. Unless we agree otherwise, the maturity date will not be any earlier than the second contract anniversary and no later than the younger annuitant's 90th birthday or ten years from the contract date. The election is subject to certain conditions described in "The Annuity Period." If more than one annuitant, the primary annuitant's age will be used to determine that maturity date.

NET ASSET VALUE: Net asset value of a series' shares is computed by dividing the value of the net assets of the series by the total number of the series' outstanding shares.

PAYMENT UPON DEATH: The obligation of Phoenix under a contract to make a payment on the death of the owner or annuitant anytime: (a) before the maturity date of a contract (see "Payment Upon Death Before Maturity Date") or (b) after the maturity date of a contract (see "Payment Upon Death After Maturity Date").

PHOENIX (OUR, US, WE, COMPANY): Phoenix Life Insurance Company.

SEPARATE ACCOUNT: Phoenix Life Accumulation Account.

SEPARATE ACCOUNT VALUE: The value of all assets held in the Separate Account.

SERIES: A separate investment portfolio of a fund.

VALUATION DATE: A valuation date is every day the New York Stock Exchange ("NYSE") is open for trading and Phoenix is open for business.

VARIABLE PAYMENT ANNUITY: An annuity payment option providing payments that vary with the investment experience of the subaccounts.

APPENDIX C - DEDUCTIONS FOR TAXES - QUALIFIED AND NONQUALIFIED ANNUITY CONTRACTS
--------------------------------------------------------------------------------

                                                               UPON              UPON
STATE                                                    PURCHASE PAYMENT    ANNUITIZATION        NONQUALIFIED       QUALIFIED
-----                                                    ----------------    -------------        ------------       ---------
California ..........................................                             X                   2.35%             0.50%

Maine................................................           X                                     2.00*

Nevada...............................................                             X                   3.50

South Dakota.........................................           X                                     1.25**

West Virginia........................................                             X                   1.00              1.00

Wyoming..............................................                             X                   1.00

Commonwealth of Puerto Rico..........................                             X                   1.00%             1.00%

NOTE: The above tax deduction rates are as of January 1, 2004. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.

For a more detailed explanation of the assessment of Taxes, see "Description of Fees - Tax."


---------------------
* Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity purchase payments are taxed upon purchase payment for payments received on or after January 1, 1999.
** South Dakota law provides a lower rate of .8% that applies to purchase payments received in excess of $500,000 in a single calendar year.

                                   NAME - TBD
         PHOENIX LIFE VARIABLE ACCUMULATION ACCOUNT ("SEPARATE ACCOUNT")

                         PHOENIX LIFE INSURANCE COMPANY
                 VARIABLE ACCUMULATION DEFERRED ANNUITY CONTRACT

                       STATEMENT OF ADDITIONAL INFORMATION

HOME OFFICE:                                      PHOENIX LIFE INSURANCE COMPANY
One American Row                                     ANNUITY OPERATIONS DIVISION
Hartford, Connecticut                                                PO Box 8027
                                                Boston, Massachusetts 02266-8027




                                September 1, 2004

    This Statement of Additional Information is not a prospectus and should be read in conjunction with the prospectus, dated September 1, 2004. You may obtain a copy of the prospectus without charge by contacting Phoenix Life Insurance Company Phoenix") at the above address or by calling 800/541-0171.


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Phoenix Life Insurance Company..........................................     2

Underwriter.............................................................     2

Servicing Agent.........................................................     2

Performance History.....................................................     2

Calculation of Yield and Return.........................................     9

Calculation of Annuity Payments ........................................    10

Experts ................................................................    11

Separate Account Financial Statements...................................  SA-1

Company Financial Statements............................................   F-1

PHOENIX LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
    On June 25, 2001, Phoenix Home Life Mutual Insurance Company (a New York mutual life insurance company, originally chartered in Connecticut in 1851 and redomiciled to New York in 1992) converted to a stock life insurance company by "demutualizing" pursuant to a plan of reorganization approved by the New York Superintendent of Insurance and changed its name to Phoenix Life Insurance Company ("Phoenix"). As part of the demutualization, Phoenix became a wholly owned subsidiary of The Phoenix Companies, Inc., a newly formed, publicly traded Delaware corporation. Our executive office is at One American Row, Hartford, Connecticut, 06102-5056 and our main administrative office is at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083-1900. Our New York principal office is at 10 Krey Boulevard, East Greenbush, New York 12144. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers.

UNDERWRITER
--------------------------------------------------------------------------------
    Phoenix Equity Planning Corporation ("PEPCO"), an affiliate of Phoenix, as underwriter, offers these contracts on a continuous basis. PEPCO is not compensated for any underwriting commissions. All underwriting commissions costs are borne directly by Phoenix.

SERVICING AGENT
--------------------------------------------------------------------------------
    The Phoenix Edge Series Fund reimburses Phoenix for various shareholder services provided by the Variable Product Operations area. The functions performed include investor inquiry support, shareholder trading, confirmation of investment activity, quarterly statement processing and web/IVR trading. The rate of reimbursement for 2004 is 0.08% of the fund's average daily net assets. For the year ended December 31, 2003 the total administrative service fee paid by The Phoenix Edge Series Fund was $1.8 million.

PERFORMANCE HISTORY
--------------------------------------------------------------------------------
    From time to time, the Separate Account may include the performance history of any or all subaccounts in advertisements, sales literature or reports. Performance information about each subaccount is based on past performance only and is not an indication of future performance. Performance information may be expressed as yield and effective yield of the Phoenix-Goodwin Money Market Subaccount, as yield of the Phoenix-Goodwin Multi-Sector Fixed Income Subaccount and as total return of any subaccount. For the Phoenix-Goodwin Multi-Sector Fixed Income Subaccount, quotations of yield will be based on all investment income per unit earned during a given 30-day period (including dividends and interest), less expenses accrued during the period ("net investment income") and are computed by dividing the net investment income by the maximum offering price per unit on the last day of the period.

    When a subaccount advertises its total return, it usually will be calculated for one year, five years and ten years or since inception if the subaccount has not been in existence for at least ten years. Total return is measured by comparing the value of a hypothetical $1,000 investment in the subaccount at the beginning of the relevant period to the value of the investment at the end of the period, assuming the reinvestment of all distributions at net asset value and the deduction of all applicable contract charges except for premium taxes (which vary by state) at the beginning of the relevant period.

    For those subaccounts within the Separate Account that have not been available for one of the quoted periods, the average annual total return quotations may show the investment performance such subaccount would have achieved (reduced by the applicable charges) had it been available to invest in shares of the fund for the period quoted.

            AVERAGE ANNUAL TOTAL RETURN FOR THE PERIOD ENDED DECEMBER 31, 2003 FOR 7-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                                                        Inception
                    Subaccount                             Date*        1 Year       5 Years       10 Years       Since Inception
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                    12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series         7/14/1997
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series        10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series      5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series                   12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series           8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series                      12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series         12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series                    8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series             8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series        8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series                    8/12/2002                   [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series                     8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series               8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series                 8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series               12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series                      10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series                                10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series                          12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series              8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series                3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series             12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series           11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series           3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series        11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series                    1/29/1996
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth           8/12/2002
Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                       3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                             3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio                6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II         7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                       7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                              6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                       6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                     6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                            5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                        5/1/1997
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                         5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                    7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                                    12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                     2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap                           5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                            2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                            5/1/1995
------------------------------------------------------------------------------------------------------------------------------------

        * The date that the subaccount was added to the Separate Account.

The average annual total return is the compounded return that results from holding an initial purchase payment of $1,000 for the time period indicated. Returns for periods greater than 1 year are annualized. Returns are net of the investment management fees, daily administrative fees, annual contract fee, mortality and expense risk charges, and withdrawal charges of 7% and 3% deducted from redemptions after 1 year and 5 years, respectively. Withdrawal charges are based on the age of the purchase payment. Subaccounts are assumed to have started on the inception date listed. The investment return and principal value of the variable contract will fluctuate so that the accumulated value, when redeemed, may be worth more or less than the original cost.

            AVERAGE ANNUAL TOTAL RETURN FOR THE PERIOD ENDED DECEMBER 31, 2002 FOR 5-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                    Subaccount                           Inception       1 Year       5 Years       10 Years       Since Inception
                                                           Date*
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                    12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series         7/14/1997
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series        10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series      5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series                   12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series           8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series                      12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series         12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series                    8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series             8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series        8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series                    8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series                     8/12/2002                      [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series               8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series                 8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series               12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series                      10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series                                10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series                          12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series              8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series                3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series             12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series           11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series           3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series        11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series                    1/29/1996
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth           8/12/2002
Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                       3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                             3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio                6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II         7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                       7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                              6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                       6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                     6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                            5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                        5/1/1997
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                         5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                    7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                                    12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                     2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap                           5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                            2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                            5/1/1995
------------------------------------------------------------------------------------------------------------------------------------

        * The date that the subaccount was added to the Separate Account.

The average annual total return is the compounded return that results from holding an initial purchase payment of $1,000 for the time period indicated. Returns for periods greater than 1 year are annualized. Returns are net of the investment management fees, daily administrative fees, annual contract fee, mortality and expense risk charges, and withdrawal charges of 7% and 0% deducted from redemptions after 1 year and 5 years, respectively. Withdrawal charges are based on the age of the purchase payment. Subaccounts are assumed to have started on the inception date listed. The investment return and principal value of the variable contract will fluctuate so that the accumulated value, when redeemed, may be worth more or less than the original cost.

            AVERAGE ANNUAL TOTAL RETURN FOR THE PERIOD ENDED DECEMBER 31, 2002 FOR 3-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                    Subaccount                           Inception      1 Year       5 Years       10 Years       Since Inception
                                                          Date*
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                    12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series         7/14/1997
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series        10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series      5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series                   12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series           8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series                      12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series         12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series                    8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series             8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series        8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series                    8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series                     8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series               8/12/2002
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series                 8/12/2002                              [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series               12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series                      10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series                                10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series                          12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series              8/15/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series                3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series             12/7/1994
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series           11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series           3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series        11/20/2000
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series                     3/2/1998
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series                    1/29/1996
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth           8/12/2002
Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                       3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund                             3/30/2001
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio                6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II         7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                       7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio                              6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio                       6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio                                     6/5/2000
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                            5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund                        5/1/1997
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                         5/1/2000
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund                    7/15/1999
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund                       10/29/2001
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio                                    12/20/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty                                     2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap                           5/1/1995
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty                                            2/1/1999
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies                            5/1/1995
------------------------------------------------------------------------------------------------------------------------------------

        * The date that the subaccount was added to the Separate Account.

The average annual total return is the compounded return that results from holding an initial purchase payment of $1,000 for the time period indicated. Returns for periods greater than 1 year are annualized. Returns are net of the investment management fees, daily administrative fees, annual contract fee, mortality and expense risk charges, and withdrawal charges of 7% and 0% deducted from redemptions after 1 year and 5 years, respectively. Withdrawal charges are based on the age of the purchase payment. Subaccounts are assumed to have started on the inception date listed. The investment return and principal value of the variable contract will fluctuate so that the accumulated value, when redeemed, may be worth more or less than the original cost.

                                    ANNUAL TOTAL RETURN FOR 7-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                  Subaccount                               1994   1995   1996   1997   1998    1999    2000    2001    2002    2003
Phoenix-Aberdeen International Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                                   [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies
------------------------------------------------------------------------------------------------------------------------------------

        Annual Total Returns are net of investment management fees, daily administrative fees, and mortality and expense risk charges.
 THESE RATES OF RETURN ARE NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.

                                    ANNUAL TOTAL RETURN FOR 5-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                  Subaccount                               1994   1995   1996   1997   1998    1999    2000    2001    2002    2003
Phoenix-Aberdeen International Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                                   [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies
------------------------------------------------------------------------------------------------------------------------------------

        Annual Total Returns are net of investment management fees, daily administrative fees, and mortality and expense risk charges.
 THESE RATES OF RETURN ARE NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.

                                    ANNUAL TOTAL RETURN FOR 3-YEAR WITHDRAWAL CHARGE CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------
                  Subaccount                               1994   1995   1996   1997   1998    1999    2000    2001    2002    2003
Phoenix-Aberdeen International Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-AIM Mid-Cap Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Enhanced Index Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Alliance/Bernstein Growth + Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Capital Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Engemann Small & Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Money Market Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Fixed Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Goodwin Multi-Sector Short Term Bond Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Rising Dividends Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Kayne Small-Cap Quality Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard International Equity Select Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lazard U.S. Multi-Cap Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Bond-Debenture Series                                   [To be filed by amendment]
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Large-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Lord Abbett Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Growth Stock Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Investors Trust Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-MFS Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Dow 30 Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Northern Nasdaq-100 Index(R) Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Growth and Income Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Strategic Allocation Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Oakhurst Value Equity Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Global Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Mid-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-Seneca Strategic Theme Series
------------------------------------------------------------------------------------------------------------------------------------
Phoenix-State Street Research Small-Cap Growth Series
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity Fund
------------------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Federated Fund For U.S. Government Securities II
------------------------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
------------------------------------------------------------------------------------------------------------------------------------
VIP Contrafund(R) Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Opportunities Portfolio
------------------------------------------------------------------------------------------------------------------------------------
VIP Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Juno Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund
------------------------------------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE(R) Equity Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Fund
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Wanger Foreign Forty
------------------------------------------------------------------------------------------------------------------------------------
Wanger International Small-Cap
------------------------------------------------------------------------------------------------------------------------------------
Wanger Twenty
------------------------------------------------------------------------------------------------------------------------------------
Wanger U.S. Smaller Companies
------------------------------------------------------------------------------------------------------------------------------------

        Annual Total Returns are net of investment management fees, daily administrative fees, and mortality and expense risk charges.
 THESE RATES OF RETURN ARE NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.

CALCULATION OF YIELD AND RETURN
--------------------------------------------------------------------------------
    Yield of the Phoenix-Goodwin Money Market Subaccount. We calculate the yield of the Phoenix-Goodwin Money Market Subaccount for a 7-day "base period" by determining the "net change in value" of a hypothetical pre-existing account. We assume the hypothetical account had an initial balance of one share at the beginning of the base period. We then determine what the value of the hypothetical account would have been at the end of the 7-day base period. The end value minus the initial value gives us the net change in value for the hypothetical account. The net change in value can then be divided by the initial value giving us the base period return (one week's return). To find the equivalent annual return we multiply the base period return by 365/7. The equivalent effective annual yield differs from the annual return because we assume all returns are reinvested in the subaccount. We carry results to the nearest hundredth of one percent.

    The net change in value of the hypothetical account includes the daily net investment income of the account (after expenses), but does not include realized gains or losses or unrealized appreciation or depreciation on the underlying fund shares.

    The yield/return calculations include a mortality and expense risk fee equal to one of the following: 1.075% (7-Years), 1.375% (5-Years) or 1.525% (3-Years) on an annual basis and a daily administrative fee equal to 0.125% on an annual basis.

    The Phoenix-Goodwin Money Market Subaccount return and effective yield will vary in response to fluctuations in interest rates and in the expenses of the subaccount.

    We do not include the maximum annual administrative fee in calculating the current return and effective yield. Should such a fee apply to your account, current return and/or effective yield for your account could be reduced.

 Example Calculations:

     The following examples of a return/yield calculations for the Phoenix-Goodwin Money Market Subaccount were based on the 7-day period ending December 31, 2002:

 7-YEAR WITHDRAWAL CHARGE CONTRACTS
 Value of hypothetical pre-existing account with exactly one
   Unit at the beginning of the period:......................          $1.000000
 Value of the same account (excluding capital changes) at
   the end of the 7-day period:..............................
 Calculation:
   Ending account value......................................          [To be
   Less beginning account value..............................           filed
   Net change in account value...............................            by
 Base period return:                                                    amend-
   (net change/beginning account value)......................            ment]
 Current yield = return x (365/7) =..........................
 Effective yield = [(1 + return)(365/7)] -1 =................

 5-YEAR WITHDRAWAL CHARGE CONTRACTS
 Value of hypothetical pre-existing account with exactly one
   unit at the beginning of the period:......................          $1.000000
  Value of the same account (excluding capital changes) at
   the end of the 7-day period:..............................
  Calculation:
   Ending account value......................................          [To be
   Less beginning account value..............................           filed
   Net change in account value...............................             by
  Base period return:                                                   amend-
   (net change/beginning account value)......................            ment]
  Current yield = return x (365/7) =.........................
  Effective yield = [(1 + return)(365/7)] -1 =...............

 3-YEAR WITHDRAWAL CHARGE CONTRACTS
 Value of hypothetical pre-existing account with exactly one
   unit at the beginning of the period:......................          $1.000000
  Value of the same account (excluding capital changes) at
   the end of the 7-day period:..............................
  Calculation:
   Ending account value......................................          [To be
   Less beginning account value..............................           filed
   Net change in account value...............................             by
  Base period return:                                                   amend-
   (net change/beginning account value)......................            ment]
  Current yield = return x (365/7) =.........................
  Effective yield = [(1 + return)(365/7)] -1 =...............

    Yields and total returns may be higher or lower than in the past and there is no assurance that any historical results will continue.

    Calculation of Total Return. Total return measures the change in value of a subaccount investment over a stated period. We compute total returns by finding the average annual compounded rates of return over the one, five and ten year periods that would equate the initial amount invested to the ending redeemable value according to a formula. The formula for total return includes the following steps:

(1) We assume a hypothetical $1,000 initial purchase payment in the subaccount;

(2) We determine the value the hypothetical initial purchase payment would have were it redeemed at the end of each period. All recurring fees and any applicable withdrawal charge are deducted. This figure is the ending redeemable value (ERV in the formula given below);

(3) We divide this value by the initial $1,000 purchase payment, resulting in ratio of the ending redeemable value to the initial value for that period;

(4) To get the average annual total return we take the n(th) root of the ratio from step (3), where n equals the number of years in that period (e.g., one, five and 10), and subtract one.

 The formula in mathematical terms is:

 R = ((ERV / II)(1/n)) - 1

 Where:

    II    =   a hypothetical initial payment of $1,000
    R     =   average annual total return for the period
    n     =   number of years in the period
    ERV   =   ending redeemable value of the hypothetical
              $1,000 for the period [see (2) and (3) above]

We normally calculate total return for one year, five year and ten year periods for each subaccount. If a subaccount has not been available for at least ten years, we will provide total returns for other relevant periods.

PERFORMANCE INFORMATION
    Advertisements, sales literature and other communications may contain information about a series' or advisor's current investment strategies and management style. An advisor may alter investment strategies and style in response to changing market and economic conditions. A fund may wish to make known a series' specific portfolio holdings or holdings in specific industries. A fund may also separately illustrate the income and capital gain portions of a series' total return. Performance might also be advertised by breaking down returns into equity and debt components. A series may compare its equity or bond return figure to any of a number of well-known benchmarks of market performance, including, but not limited to:

    The Dow Jones Industrial Average(SM)
    First Boston High Yield Index
    Salomon Brothers Corporate Index
    Salomon Brothers Government Bond Index
    The Standard & Poor's 500 Index(R) (S&P 500)

    Each subaccount may include its yield and total return in advertisements or communications with current or prospective contract owners. Each subaccount may also include in such advertisements, its ranking or comparison to similar mutual funds by organizations such as:

    Lipper Analytical Services
    Morningstar, Inc.
    Thomson Financial

    A fund may also compare a series' performance to other investment or savings vehicles (such as certificates of deposit) and may refer to results published in publications such as:

    Barron's
    Business Week
    Changing Times
    Consumer Reports
    Financial Planning
    Financial Services Weekly
    Forbes
    Fortune
    Investor's Business Daily
    Money
    Personal Investor
    The New York Times
    Registered Representative
    U.S. News and World Report
    The Wall Street Journal

    A fund may also illustrate the benefits of tax deferral by comparing taxable investments with investments through tax-deferred retirement plans.

    The total return and yield may be used to compare the performance of the subaccounts with certain commonly used standards for stock and bond market performance. Such indices include, but are not limited to:

    The Dow Jones Industrial Average(SM)
    First Boston High Yield Index
    Salomon Brothers Corporate Index
    Salomon Brothers Government Bond Index
    The S&P 500

    The Dow Jones Industrial Average(SM) (DJIA(SM)) is an unweighted index of 30 industrial "blue chip" U.S. stocks. It is the oldest continuing U.S. market index. The 30 stocks now in the DJIA(SM) are both widely-held and a major influence in their respective industries. The average is computed in such a way as to preserve its historical continuity and account for such factors as stock splits and periodic changes in the components of the index. The editors of The Wall Street Journal select the component stocks of the DJIA(SM).

    The S&P 500 is a market-value weighted index composed of 500 stocks chosen for market size, liquidity, and industry group representation. It is one of the most widely used indicators of U.S. Stock Market performance. The composition of the S&P 500 changes from time to time. Standard & Poor's Index Committee makes all decisions about the S&P 500.

    Weighted and unweighted indexes: A market-value, or capitalization, weighted index uses relative market value (share price multiplied by the number of shares outstanding) to "weight" the influence of a stock's price on the index. Simply put, larger companies' stock prices influence the index more than smaller companies' stock prices. An unweighted index (such as the Dow Jones Industrial Average(SM) uses stock price alone to determine the index value. A company's relative size has no bearing on its impact on the index.

CALCULATION OF ANNUITY PAYMENTS
--------------------------------------------------------------------------------
    See your prospectus in the section titled "The Annuity Period" for a description of the annuity options.

    You may elect an annuity payment option by written request as described in your prospectus. If you do not elect an annuity payment option, amounts held under the contract will be applied to provide a Variable Life Annuity with 10-Year Period Certain (Option I) on the maturity date. You may not change your election after the first annuity payment.

FIXED ANNUITY PAYMENTS
    Fixed annuity payments are determined by the total dollar value for all subaccounts' accumulation units, all amounts held in the GIA and the MVA Account. For each contract the resulting dollar value is then multiplied by the applicable annuity purchase rate, which reflects the age (and sex for nontax-qualified plans) of the annuitant or annuitants, for the fixed payment annuity option selected.

    The guaranteed annuity payment rates will be no less favorable than the following: under Annuity Payment Options A, B, D, E and F, rates are based on the Annuity 2000 Mortality Table, projected with projection scale G to the year 2040 and an interest rate of 1.5%. The Society of Actuaries developed these tables to provide payment rates for annuities based on a set of mortality tables acceptable to most regulating authorities. Under Annuity Payment Options G and H the guaranteed interest rate is 1.5%.

    It is possible that we may have more favorable (i.e., higher-paying) rates in effect on the maturity date.

VARIABLE ANNUITY PAYMENTS
    Under Annuity Payment Options I, J, K, M and N, the amount of the first payment is equal to the amount held under the selected option in each subaccount, divided by $1,000 and then multiplied by the applicable payment option rate. The first payment equals the sum of the amounts provided by each subaccount.

    In each subaccount, the number of fixed annuity units is determined by dividing the amount of the initial payment provided by that subaccount by the annuity unit value for that subaccount on the first payment calculation date. Thereafter, the number of fixed annuity units in each subaccount remains unchanged unless you transfer funds to or from the subaccount. If you transfer funds to or from a subaccount, the number of fixed annuity units will change in proportion to the change in value of the subaccount as a result of the transfer. The number of fixed annuity units will change effective with the transfer, but will remain fixed in number following the transfer.

    Second and subsequent payments are determined by multiplying the number of fixed annuity units for each subaccount by the annuity unit value for that subaccount on the payment calculation date. The total payment will equal the sum of the amounts provided by each subaccount. The amount of second and subsequent payments will vary with the investment experience of the subaccounts and may be either higher or lower than the first payment.

    Under Annuity Payment Options I, J, M and N, the applicable annuity payment option rate used to determine the first payment amount will not be less than the rate based on the Annuity 2000 Mortality Table projected with projection scale G to the year 2040, with continued projection thereafter and the assumed investment rate. Under Annuity Payment Option K, the annuity payment option rate will be based on the number of payments to be made during the specified period and the assumed investment rate.

    We guarantee that neither expenses actually incurred, other than taxes on investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments.

    We deduct a daily charge for mortality and expense risks and a daily administrative fee from contract values held in the subaccounts. See your prospectus in the section titled "Deductions and Charges." Electing Option K will result in a mortality risk deduction being made even though we assume no mortality risk under that option.

EXPERTS
--------------------------------------------------------------------------------
    The financial statements of Phoenix Life Insurance Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, 100 Pearl Street, Hartford, Connecticut, 06103, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Matthew A. Swendiman, Counsel, Joseph P. DeCresce, Counsel, and Brian A. Giantonio, Vice President, Tax and ERISA Counsel, The Phoenix Companies, Inc., have provided advice on certain matters relating to the federal securities, state regulations and income tax laws in connection with the contracts described in this prospectus.

         PHOENIX LIFE VARIABLE
         ACCUMULATION ACCOUNT
         FINANCIAL STATEMENTS

         AS THERE WERE NO CONTRACT SALES IN 2003, THERE ARE NO FINANCIAL STATEMENTS FOR THESE SUBACCOUNTS AS OF SEPTEMBER 1, 2004.

PHOENIX LIFE
INSURANCE COMPANY

(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

[To be filed by amendment]

                                     PART C

                                     PART C

                                OTHER INFORMATION

    Registrant hereby represents that, in imposing certain restrictions upon withdrawals from some annuity contracts, it is relying upon the no-action letter given to the American Council of Life Insurance (publicly available November 28,
1988) (Ref. No. 1P-6-88) regarding compliance with Section 403(b) (ii) of the Internal Revenue Code and that it is in compliance with the conditions for reliance upon that letter set forth therein.

    Pursuant to Section 26(f)(2)(A) of the Investment Company Act of 1940, as amended, Phoenix Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks to be assumed thereunder by Phoenix Life Insurance Company.

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements

               Consolidated financial information is included in Part A. The financial statements are included in Part B.

         (b)   Exhibits

               (1) Resolution of Board of Directors of Phoenix Life Insurance Company establishing the Phoenix Life Variable Accumulation Account is incorporated by reference to Registrant's Form N-4 (File No. 002-78020) Post-Effective Amendment No. 30, filed via Edgar on November 29, 1999.

               (2)     Not Applicable.

               (3)     Distribution of Policies

                  (a) Master Service and Distribution Compliance Agreement between Depositor and Phoenix Equity Planning Corporation dated November 1, 2000 is incorporated by reference to Registrant's Form N-4 (File No. 333-68872) Pre-Effective Amendment No. 1, filed via Edgar on November 15, 2001.

                  (b) Form of Agreement between Phoenix Equity Planning Corporation and Registered Broker/Dealers with respect to the Sales of Contracts is incorporated by reference to Registrant's Initial Form N-4 (File No. 333-68872), filed via Edgar on August 31, 2001.

               (4)     Form of Contract. To be filed by amendment.

               (5)     Form of Application. To be filed by amendment.

               (6)(a) Amended and Restated Charter of Phoenix Life Insurance Company, (f/k/a Phoenix Home Life Mutual Insurance Company) is incorporated by reference to Registrant's Initial Form N-4 (File No. 333-68872), filed via Edgar on August 31, 2001.

                  (b) Amended and Restated Bylaws of Phoenix Life Insurance Company, effective June 25, 2001 is incorporated by reference to Registrant's Initial Form N-4 (File No.
                        333-68872), filed via Edgar on August 31, 2001.

               (7)     Not Applicable.

               (8)     Not Applicable.

               (9) Written Opinion and Consent of Matthew A. Swendiman, Esq. To be filed by amendment.

               (10)(a) Written Consent of PricewaterhouseCoopers LLP. To be
                       filed by amendment.

                   (b) Written Consent of Brian A. Giantonio, Esq. To be filed by amendment.

                   (c) Written Consent of Joseph P. DeCresce, Esq. To be filed by amendment.

               (11)    Not Applicable.

               (12)    Not Applicable.

               (13)(a) Explanation of Yield and Effective Yield Calculation is
                       incorporated by reference with Registrant's Form N-4 (File No. 002-78020) Post-Effective Amendment No. 24, filed via Edgar on April 24, 1996.

                   (b) Explanation of Total Return Calculation is incorporated by reference with Registrant's Form N-4 (File No. 002-78020) Post-Effective Amendment No. 24, filed via Edgar on April 24, 1996.

ITEM 25.    DIRECTORS AND EXECUTIVE OFFICERS OF THE DEPOSITOR

           ----------------------------------------------------------------------------------------------------------
           Name and Principal Business Address             Positions and Offices with Depositor
           ----------------------------------------------------------------------------------------------------------
           Sal H. Alfiero                                  Director
           Protective Industries LLC
           Buffalo, NY
           ----------------------------------------------------------------------------------------------------------
           Peter C. Browning                               Director
           Dean, McColl Business School
           Charlotte, NC
           ----------------------------------------------------------------------------------------------------------
           Arthur P. Byrne                                 Director
           J.W. Childs Associates
           Boston, MA
           ----------------------------------------------------------------------------------------------------------
           Sanford Cloud, Jr.                              Director
           The National Conference for Community and
            Justice
           New York, NY
           ----------------------------------------------------------------------------------------------------------
           Richard N. Cooper                               Director
           Center for International Affairs
           Harvard University
           Cambridge, MA
           ----------------------------------------------------------------------------------------------------------
           Gordon J. Davis, Esq.                           Director
           LeBoeuf, Lamb, Greene & MacRae, LLP
           New York, NY
           ----------------------------------------------------------------------------------------------------------
           Ann Maynard Gray                                Director
           ----------------------------------------------------------------------------------------------------------
           John E. Haire                                   Director
           Time, Inc.
           New York, NY
           ----------------------------------------------------------------------------------------------------------
           Jerry J. Jasinowski                             Director
           National Association of Manufacturers
           Washington, D.C.
           ----------------------------------------------------------------------------------------------------------
           Thomas S. Johnson                               Director
           Greenpoint Financial Corporation
           New York, NY
           ----------------------------------------------------------------------------------------------------------
           Marilyn E. LaMarche                             Director
           Lazard Freres & Co. LLC
           New York, NY
           ----------------------------------------------------------------------------------------------------------
           Robert G. Wilson                                Director
           ----------------------------------------------------------------------------------------------------------
           Dona D. Young*                                  Director, Chairman of the Board, Chief Executive
                                                           Officer, and President
           ----------------------------------------------------------------------------------------------------------
           John H. Beers*                                  Vice President and Secretary
           ----------------------------------------------------------------------------------------------------------
           Katherine P. Cody*                              Vice President and Treasurer
           ----------------------------------------------------------------------------------------------------------
           Michael J. Gilotti***                           Executive Vice President, Wholesaling Distribution &
                                                           Marketing
           ----------------------------------------------------------------------------------------------------------
           Michael E. Haylon*                              Executive Vice President and Chief Financial Officer
           ----------------------------------------------------------------------------------------------------------
           Tracy L. Rich*                                  Executive Vice President and General Counsel and
                                                           Assistant Secretary
           ----------------------------------------------------------------------------------------------------------


           * The principal business address of this individual is One American Row, Hartford, CT
           ** The principal business address of this individual is 56 Prospect Street, Hartford, CT
           *** The principal business address of this individual is 38 Prospect
               Street, Hartford, CT.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

          [GRAPHIC OMITTED]

                                                   -------------------------------
                                                   The Phoenix Companies, Inc. (7)
                                                   DE Holding Company
                                                   -------------------------------
                                                                |
          ------------------------------------------------------------------------------------------------------
          |                                                                                                    |
---------------------                                                                                 ------------------
Phoenix Life                                                                                          Phoenix
Insurance                                                                                             Investment
Company (1,2,3,7,8 +)                                                                                 Management
NY 100%                                                                                               Company, Inc. (8)
---------------------                                                                                 CT 100% Holding
          |                                                                                           Company
          ----------------------------------------------                                              -------------------
          |                                            |                                                      |
          |                       ------------------------------------------------                            |
          |                       |                    |                         |                            |
 ----------------------   --------------------   ----------------------   -------------------        -------------------
 PM Holdings,              Phoenix Life           Phoenix Life             Separate                  Phoenix
 Inc. (8)                  Variable               Variable                 Accounts B, C,            Investment
 CT 100%                   Accumulation           Universal Life           and D (3) (++)            Partners, Ltd. (8)
 Holding Company           Account (1) (++)       Account (2) (++)         NY                        DE 100% Asset
                           NY                     NY                                                 Management Company
 ----------------------   --------------------   ----------------------   -------------------        -------------------
          |                       |                        |                      |                           |
          |                       -------------------------------------------------                           |
          |                                                                       |                           |
          |------------------------------------------------                       |                           |
          |                       |                       |                       |                           |
 -----------------------   --------------------   ---------------------    -----------------                  |
 Phoenix                   PHL Variable           Phoenix Life and         The Phoenix                        |
 Variable                  Insurance              Annuity                  Edge Series                        |
 Advisors, Inc. (8)        Company (4,5,7,8 +)    Company (6,7,8 +)        Fund                               |
 DE Registered Investment  CT 100%                CT 100%                  MA                                 |
 Advisor                                          Variable Products        Mutual Fund                        |
 -----------------------   --------------------   ---------------------    -----------------                  |
                                   |                      |                      |                            |
           ------------------------|                      |                      |                  |------------------|
           |                       |                      |                      |                  |                  |
 -----------------------   --------------------   ---------------------          |          ------------------- -------------------
 PHL Variable              PHLVIC                 Phoenix Life                   |          Phoenix Equity      Duff & Phelps
 Accumulation              Variable               and Annuity                    |          Planning            Investment
 Account (4) (++)          Universal Life         Variable                       |          Corporation (7,8)   Management
 CT                        Account (5) (++)       Universal Life                 |          CT 100%             Co.(8)
                           CT                     Account (6) (++)               |          Broker/Dealer       IL Registered
                                                  CT                             |                              Investment Advisor
 -----------------------   --------------------   ---------------------          |          ------------------- --------------------
           |                       |                      |                      |                  |
           |                       |                      |----------------------|          ------------------
           |                       |                                             |          Phoenix
           -----------------------------------------------------------------------          Investment
                                                                                            Counsel, Inc. (8)
                                                                                            MA Registered
                                                                                            Investment Advisor
                                                                                            ------------------




---------------------------
1 - Depositor & Registrant
2 - Depositor & Registrant
3 - Depositor & Registrant
4 - Depositor & Registrant
5 - Depositor & Registrant
6 - Depositor & Registrant
7 - Files separate financial statements
8 - Files as part of consolidated statement
+ - Depositor
++ - Registrant

ITEM 27. NUMBER OF CONTRACT OWNERS

     On February 2, 2004, there were 0 Contract owners.


ITEM 28. INDEMNIFICATION

     Section 722 of the New York Business Corporation Law, as made applicable to insurance companies by Section 108 of the New York Insurance Law, provides that a corporation may indemnify any director or officer of the corporation made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he, his testator or intestate, served such other corporation in any capacity at the request of the indemnifying corporation.

     To the full extent permitted by the laws of the State of New York, the Company shall indemnify any person made or threatened to be made a party to any action, proceeding or investigation, whether civil or criminal, by reason of the fact that such person, or such person's testator or intestate:

     (1)  is or was a Director, officer or employee of the Company; or

     (2) serves or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, and at the time of such services, was a director, officer or employee of the Company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with or as a result of such action, proceeding or investigation, or any appeal therein.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 29. PRINCIPAL UNDERWRITERS

      1. Phoenix Equity Planning Corporation ("PEPCO") Principal Underwriter as to Contracts described in Prospectus.

         (a) PEPCO currently distributes securities of the Phoenix Duff & Phelps Institutional Funds, Phoenix Funds, Phoenix Life Variable Universal Life Account, PHL Variable Accumulation Account and Phoenix Life and Annuity Variable Universal Life Account in addition to those of the Registrant.

         (b) Directors and Officers of PEPCO.

          NAME                     POSITION
          ----                     --------
          John H. Beers**          Vice President and Secretary
          Glenn H. Pease*          Vice President Finance and Treasurer
          Daniel T. Geraci*        Director, Chairman of the Board and Chief
                                   Sales and Marketing Officer
          Michael J. Gilotti***    Director
          Michael E. Haylon**      Director
          John F. Sharry*          President, Private Client Group
          Richard J. Wirth**       Vice President, Compliance and Assistant
                                   Secretary

* The business address of this individual is 56 Prospect Street, Hartford, CT ** The business address of this individual is One American Row, Hartford, CT ** The business address of this individual is 38 Prospect Street, Hartford, CT

         (c) PEPC0 received no compensation from Registrant during the last fiscal year for sales of the contracts which are the subject of this Registration Statement.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     The accounts, books and other documents required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the Rules under it are maintained at the administrative offices of Phoenix Life Insurance Company located at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083-2200 and 101 Munson Street, Greenfield, Massachusetts 01302-0810.

ITEM 31. MANAGEMENT SERVICES

     Not applicable.

ITEM 32. UNDERTAKINGS

    Not applicable.

                                   SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets the requirements of Securities Act Rule 485 for effectiveness of the Registration Statement and has caused this Registration Statement to be signed on its behalf, in the City of Hartford and State of Connecticut on this 26th day of February, 2004.


                                      PHOENIX LIFE INSURANCE COMPANY

                                      By:  *-----------------
                                           Dona D. Young*
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                                      PHOENIX LIFE VARIABLE ACCUMULATION ACCOUNT

                                      By:  *-----------------
                                           Dona D. Young*
                                           Chairman of the Board, President and
                                           Chief Executive Officer
                                           Phoenix Life Insurance Company

     As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated with Phoenix Life Insurance Company on this 26th day of February, 2004.

       SIGNATURE                              TITLE
       ---------                              ------

------------------------------------          Director
*Sal H. Alfiero

------------------------------------          Director
*Peter C. Browning

------------------------------------          Director
*Arthur P. Byrne

------------------------------------          Director
*Sanford Cloud, Jr.

------------------------------------          Director
*Richard N. Cooper

------------------------------------          Director
*Gordon J. Davis

------------------------------------          Director
*Ann Maynard Gray

------------------------------------          Director
*John E. Haire

------------------------------------          Director
*Jerry J. Jasinowski

------------------------------------          Director
*Thomas S. Johnson

       SIGNATURE                              TITLE
       ---------                              ------

------------------------------------          Director
*Marilyn E. LaMarche

------------------------------------          Director
*Robert G. Wilson

------------------------------------          Director, Chairman of the Board,
*Dona D. Young                                President and Chief Executive
                                              Officer



By:/s/ Richard J. Wirth
   ---------------------------------------------------------------
    *Richard J. Wirth, as Attorney in Fact pursuant to Powers of Attorney, incorporated by reference to Registrant's Form N-4 (File No. 002-78020), Post-Effective Amendment No. 39, filed via Edgar on August 9, 2002.

                                      S-2